SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELDEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 6, 2009

Dear Stockholder:

I am pleased to invite you to our 2009 Annual Stockholders’ Meeting. We will hold the meeting at 11 a.m. Central time on May 20, 2009 at the Saint Louis Club (16th Floor), Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri.

We are pleased to be taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this e-proxy process should expedite stockholders’ receipt of proxy materials, lower the associated costs and conserve natural resources.

On April 6, 2009, we mailed our stockholders a notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/annuals.cfm.

The agenda for this year’s annual meeting includes the following items:

Agenda Item		Board Recommendation

1.	Election of Ten Directors Nominated By the Company’s Board of Directors	FOR
2.	Increase the Share Reserve Under our Long-Term Incentive Plan by 2,200,000 Shares and approve other Plan amendments described in the Proxy Statement	FOR

Please refer to the proxy statement for detailed information on each proposal and the annual meeting. Your vote is important and we kindly request that you cast your vote.

Sincerely,

John Stroup
President and Chief Executive Officer

BELDEN INC.
7733 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
(314) 854-8000

NOTICE OF 2009 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	11:00 a.m. on Wednesday, May 20, 2009

PLACE	Lewis & Clark Room, Saint Louis Club, 16th Floor, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105

AGENDA	• To elect the ten directors nominated by the Company’s Board of Directors, each for a term of one year

• To authorize an additional 2,200,000 shares for issuance under the Cable Design Technologies 2001 Long Term Incentive Plan and approve other Plan amendments described in the Proxy Statement

• To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE	You are entitled to vote if you were a stockholder at the close of business on Wednesday, March 25, 2009 (our record date)

FINANCIAL STATEMENTS	The Company’s 2008 Annual Report to Stockholders which includes the Company’s Annual Report on Form 10-K is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2008, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone (if you request a full delivery of the proxy materials)

• Mail (if you request a full delivery of the proxy materials)

By Authorization of the Board of Directors,

Kevin Bloomfield
Senior Vice President, Secretary and General Counsel

St. Louis, Missouri
April 6, 2009

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS
BELDEN INC.
To be held on Wednesday, May 20, 2009

i

ii

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 6, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS

For questions Regarding:	Contact

Annual meeting	Belden Investor Relations, (314) 854-8054

Stock ownership	Computershare Investor Services, LLC www.computershare.com/contactus (877) 282-1168 (within the U.S. and Canada) or (781) 575-2000 (outside the U.S. and Canada)

Voting	Belden Corporate Secretary, (314) 854-8035

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2009 annual meeting of stockholders which will take place on May 20, 2009. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials on-line?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability to stockholders on or about April 6, 2009.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of March 25, 2009. On the record date, there were 46,572,305 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What information is available for review?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly-paid officers, and certain other required information. Our 2008 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2008 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	Two matters will be voted on at the meeting:

• To elect the ten directors nominated by the Company’s Board of Directors, each for a term of one year; and
• To authorize an additional 2,200,000 shares for issuance under the Cable Design Technologies 2001 Long-Term Incentive Plan and approve other plan amendments described herein.

Q:	What is Belden’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” both proposals.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of March 25, 2009, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, Computershare, you are considered (with respect to those shares) the shareholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the shareholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What are the voting requirements to approve the proposals?

A:	The first proposal – Election of ten directors, each for a term of one year – requires a plurality of the votes cast to elect a director.

The second proposal – Authorization of 2,200,000 additional shares under our equity plan and other plan amendments – requires the affirmative vote of a majority of those shares present and represented at the annual meeting and eligible to vote.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the proposal.

Q:	How are votes withheld, abstentions and broker non-votes treated?

A:	Votes withheld and abstentions are deemed as “present” at the meeting, are counted for quorum purposes, and other than for Proposal I (Election of ten directors for a term of one year), will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote, absent instructions from his or her beneficial owner. A broker non-vote may have an impact with respect to Proposal II (Authorization of 2,200,000 additional shares under our equity plan and other plan amendments). A broker non-vote will not have an impact with respect to the first proposal because a broker will have the discretionary authority to vote on this proposal absent instructions from his or her beneficial owner.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2009.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kevin L. Bloomfield, the Company’s Secretary, and Christopher E. Allen, the Company’s Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on March 25, 2009, the record date, is entitled to one vote at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden will pay the cost of soliciting proxies. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2010 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the Securities and Exchange Commission’s rules and regulations, be received at the Company’s principal executive offices by December 8, 2009. If you want the Company to consider a proposal at the 2010 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of Directors of your proposal no earlier than January 20, 2010 and no later than February 19, 2010.

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and

•  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company, a description of any arrangements between the candidate and the nominating stockholder and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

BOARD STRUCTURE AND COMPENSATION

The Belden Board has eleven members and three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Board had eleven meetings during 2008; six were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is eleven.

Mr. Harris, who had been a Company director since 1985, expressed his intent not to seek reelection and will retire from the Board when his term expires at this year’s annual meeting. The Board and management wish to thank Mr. Harris for his strong leadership and significant contributions to the Board and the Company.

Nominating and
Corporate
Name of Director	Audit	Compensation	Governance
David Aldrich		▲
Lorne D. Bain	▲
Lance C. Balk			▲
Judy L. Brown	▲
Bryan C. Cressey			▲
Michael F.O. Harris	▲
Glenn Kalnasy		▲*
Mary S. McLeod		▲
John M. Monter		▲	▲*
Bernard G. Rethore	▲*
John Stroup
Number of meetings held in 2008	14	4	5

▲	Committee member

*	Chair

At its regular meeting in February 2009, the Board determined that Ms. Brown, Ms. McLeod and Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter and Rethore, each met the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by:

•	meeting with its financial management and independent registered public accounting firm (Ernst & Young LLP) to review the financial statements, quarterly earnings releases and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors (Brown Smith Wallace LLC) who provide internal audit services;

•	reviewing the scope, procedures and results of the Company’s financial audits, internal audit procedures and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); and

•	evaluating the Company’s key financial and accounting personnel.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

At its February 25, 2009 meeting, the Board determined that each of Ms. Brown and Messrs. Rethore, Bain and Harris was an Audit Committee Financial Expert as defined in the rules pursuant to the Sarbanes-Oxley Act of 2002 and each is independent.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in its general oversight of the Company’s financial reporting process. Management is responsible for the preparation and presentation of the Company’s financial statements. Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm for 2008, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States.

The Committee has reviewed and discussed the Company’s audited financial statements for 2008 with management and has discussed with EY the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

EY has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee has discussed with EY and confirmed that firm’s independence. The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with EY’s independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2008.

Bernard G. Rethore (Chair)
Lorne D. Bain
Judy L. Brown
Michael F.O. Harris

Fees to Independent Registered Public Accountants for 2008 and 2007

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2008 and 2007 as well as other permissible audit-related and tax services.

	2008	2007

Audit Fees	$2,959,818	$3,095,609
Audit-Related Fees	238,700	1,170,893
Tax Fees	946,030	79,966
All Other Fees	0	0

Total EY fees	$4,144,548	$4,346,468

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, review of SEC comment letters, reviews of SEC Forms 10-Q, Form S-4 and Form 10-K, and statutory audit requirements at certain non-U.S. locations.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2008 and 2007 are for domestic and international compliance totaling $541,232 and $20,252, respectively, and tax planning totaling $404,798 and $59,714, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2008, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and, if appropriate, approved or ratified any amounts exceeding the original estimates.

Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance, expatriate tax returns, and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service. The projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

For non-recurring services, such as special tax projects, due diligence or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. The projections are updated quarterly and the Committee reviews, and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair (or if he were unavailable, another Committee member) authority to grant such approval. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Compensation Committee

The Compensation Committee of Belden determines, approves and reports to the Board on compensation for the Company’s elected officers. The Committee reviews the design, funding and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop and retain qualified employees. The Committee operates under a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization, and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates.”

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of ethics, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board.

Corporate Governance

Current copies of the Audit, Compensation and Nominating and Corporate Governance charters, as well as the Company’s governance principles and code of ethics, are available on the Company’s website at www.belden.com under the heading “Corporate Governance.” Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 7733 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 7733 Forsyth Boulevard, Suite 800, St. Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at www.belden.com. Under the heading “Corporate Governance,” you will find the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. The Belden Ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate information support.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director attended the Company’s 2008 annual meeting.

DIRECTOR COMPENSATION

Each non-employee director receives a $60,000 annual cash retainer; a time vested (twelve month) annual restricted share (RSU) award of $115,000 divided by the then-current share price; an additional $10,000 per year for the chair of the Audit Committee; an additional $5,000 per year to the chairs of the Compensation and Nominating and Corporate Governance Committees; an additional $5,000 per year to members of the Audit Committee and members of other committees who serve on more than one committee; and upon appointment, a non-employee director receives a time-vested RSU award of 2,500 shares. The following table provides information on non-employee director compensation for 2008.

	Fees Earned or		Option	All Other
	Paid in Cash(1)	Stock Awards(2)	Awards(3)	Compensation(4)	Total
	($)	($)	($)	($)	($)
David Aldrich	60,000	134,904	--	-	194,904
Lorne D. Bain	65,000	114,975	--	-	179,975
Lance C. Balk	60,833	114,975	--	11,217	187,025
Judy L. Brown	59,583	151,510	--	-	211,093
Bryan C. Cressey	60,000	114,975	--	-	174,975
Michael F.O. Harris	65,000	114,975	--	-	179,975
Glenn Kalnasy	65,000	114,975	--	-	179,975
Mary S. McLeod	50,000	95,572	--	-	145,572
John M. Monter	70,000	114,975	--	11,098	196,073
Bernard G. Rethore	75,000	114,975	--	-	189,975

(1)	Amount of cash retainer and committee fees.

(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown are the amounts recognized by the Company in 2008 for financial statement reporting purposes in accordance with FAS 123R. Each director received 2,978 RSUs in May 2008. Ms. Brown received an additional RSU award of 2,500 in February 2008 upon her appointment to the Board; these vested on the anniversary date of her appointment. Ms. McLeod received an additional RSU award of 2,500 in February 2008 upon her appointment to the Board; due to a change in policy, her award vests equally over three years; the first one-third vested on the anniversary date of her appointment.

(3)	The aggregate number of option awards outstanding at the end of 2008.

Options Outstanding
(#)
Aldrich	-
Bain	-
Balk	11,000
Brown	-
Cressey	14,000
Harris	12,000
Kalnasy	11,000
McLeod	-
Monter	-
Rethore	-

(4)	Amount of interest earned on deferred dividends and director fees.

Director Stock Ownership Policy

The Board’s policy is that each non-employee director holds Company stock equal in value to five times his or her annual cash retainer (currently 5 times $60,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The in-the-money value of vested stock options and the value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Each non-employee director meets either the full-period or interim-period holding requirement: Messrs. Bain, Balk, Cressey, Harris, Kalnasy, Monter and Rethore each meet 100% of the stock holding requirement. Mr. Aldrich, who was appointed to the Board in February 2007, meets the second-year interim requirement and Ms. Brown and Ms. McLeod, who were appointed to the Board in February 2008, meet the first-year interim requirement.

PROPOSALS TO BE VOTED ON:

ITEM I – ELECTION OF DIRECTORS

The Company has eleven directors-Ms. Brown, Ms. McLeod, and Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter, Rethore and Stroup. The term of each director will expire at this annual meeting and the Board proposes that each of them (other than Mr. Harris who plans to retire at this meeting) be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

David Aldrich, 52, was appointed to the Company’s Board in February 2007. Since April 2000, he has served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Lorne D. Bain, 67, had been a director of Belden 1993 Inc. since 1993 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004 (the “Merger”). Until September 2000, he served as Chairman, President and Chief Executive Officer of WorldOil.com, a trade publication and Internet-based business serving the oilfield services industry. From 1997 to February 2000, he was Managing Director of Bellmeade Capital Partners, L.L.C., a venture capital firm. From 1991 to 1996, he was Chairman and Chief Executive Officer of Sanifill, Inc., an environmental services company. Mr. Bain received a B.B.A. degree from St. Edwards University and a J.D. degree from the University of Texas School of Law and has completed Harvard Business School’s Advanced Management Program.

Lance C. Balk, 51, has been a director of the Company since March 2000. Since November 2007, Mr. Balk has served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Siemens Healthcare Diagnostics is the world’s largest provider of diagnostic products, formed by the strategic combination of Bayer HealthCare Diagnostics Division, Diagnostic Products Corporation and Dade Behring. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Judy L. Brown, 40, was appointed to the Company’s Board in February 2008. Since July 2006, she has served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Perrigo Company (“Perrigo”). Ms. Brown joined Perrigo in September 2004 as Vice President and Corporate Controller. Perrigo is a leading global healthcare supplier and the world’s largest manufacturer of over-the-counter pharmaceutical and nutritional products for store brand products sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. Previously, Ms. Brown held various senior positions in finance and operations at Whirlpool Corporation from 1998 to August 2004. She received a B.S. degree from the University of Illinois and an M.B.A. from the University of Chicago.

Bryan C. Cressey, 59, has been Chairman of the Board of the Company since 1988 and a director of the Company since 1985. For the past twenty-eight years, he has also been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms. The firms have specialized in healthcare software and business services. He is also a director of Jazz Pharmaceutical, a public company, and several private companies. Jazz Pharmaceutical is a specialty pharmaceutical company that identifies, develops and commercializes products to satisfy unmet medical needs in neurology and psychiatry. Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Glenn Kalnasy, 65, has been a director of the Company since 1985. From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a privately held company. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc. Mr. Kalnasy received a B.S. degree from Southern Methodist University.

Mary S. McLeod, 52, was appointed to the Company’s Board in February 2008. Since April 2007, Ms. McLeod has served as Senior Vice President of Global Human Resources at Pfizer Inc. (“Pfizer”), the world’s largest research-based pharmaceutical company. Prior to joining Pfizer, from January to April 2007, Ms. McLeod was an executive vice president of Korn Consulting Group (“Korn”), a firm specializing in helping companies through large-scale change, where she spent much of her time consulting on behalf of Pfizer. Before joining Korn, from March 2005 to January 2007, Ms. McLeod led human resources for Symbol Technologies (“Symbol”), a worldwide supplier of mobile data capture and delivery equipment. Prior to joining Symbol, from October 2001 to February 2005, she was head of human resources for Charles Schwab. Ms. McLeod received a B.A. degree from Loyola University and a master’s degree from the University of Missouri.

John M. Monter, 61, had been a director of Belden 1993 Inc. since 2000 and was appointed to the Company’s Board at the time of the Merger. From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann manufactures electrical and electronic fuses. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of the parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman, Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, Mr. Monter was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services is a hauler and disposer of solid wastes. He received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Bernard G. Rethore, 67, had been a director of Belden 1993 Inc. since 1997 and was appointed to the Company’s Board at the time of the Merger. In 1995 he became Director, President and Chief Executive Officer of BW/IP, Inc., a supplier of fluid transfer equipment, systems and services, and was elected its Chairman in 1997. In July 1997, Mr. Rethore became Chairman and Chief Executive Officer of Flowserve Corporation, which was formed by the merger of BW/IP, Inc., and Durco International, Inc. In 2000, he retired as an executive officer and director and was named Chairman of the Board, Emeritus. From 1989 to 1995, Mr. Rethore was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries. He received a B.A. degree in economics (Honors) from Yale University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. He also is a director of Dover Corporation (a diversified manufacturer of industrial products), Walter Industries, Inc. (a producer of coal, coal bed methane gas, furnace and foundry coke and other related products) and Mueller Water Products Inc. (a manufacturer and marketer of water infrastructure and control products).

John S. Stroup, 42, was appointed President, Chief Executive Officer and member of the Board effective October 31, 2005. From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. He received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley. Mr. Stroup is a director of RBS Global, Inc. RBS Global manufactures power transmission components, drives, conveying equipment and other related products under the Rexnord name.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
NOMINATED SLATE OF DIRECTORS.

ITEM II – APPROVE AN ADDITIONAL 2,200,000 SHARES FOR THE
COMPANY’S 2001 LONG-TERM INCENTIVE PLAN AND OTHER PLAN AMENDMENTS

General

In 2000, the shareholders of the Company (then named Cable Design Technologies Corporation) approved the Cable Design Technologies Corporation 2001 Long-Term Incentive Plan (the “Plan”). The Plan originally authorized the issuance of 900,000 shares (adjusted for a 2-for-1 reverse stock split in 2004). In 2005, the Company’s shareholders authorized an additional 2,500,000 shares under the Plan. Now, the Board has amended the Plan to increase the number of shares available under the Plan, subject to approval by the Company’s shareholders. At this meeting, you are requested to approve an amendment to the Plan that increases by 2,200,000 the number of shares that may be granted under the Plan. Of this amount, beginning in 2009, no more than 1,100,000 shares shall be available for grants of awards other than stock options or stock appreciation rights (SARs). As part of the amendment you are also being asked to approve language that was added to the Plan to clarify that the following shares of stock may not again be made available for issuance as awards under the Plan: (i) shares of stock not issued or delivered as a result of the net settlement of an outstanding SAR or as a result of the net settlement of an option; (ii) shares of stock used to pay the exercise price or withholding taxes in connection with an exercise or vesting of an award, or (iii) shares of stock repurchased on the open market with proceeds from an option exercise. These clarifications are consistent with the Company’s historical practices.

As reflected below in the Equity Compensation Plan Information on December 31, 2008 Table, there were 802,356 shares available for issuance under the Plan at the end of 2008. On February 24, 2009, 1,361,275 awards of SARs, PSUs and RSUs were awarded to eligible participants, including the named officers. At the time of these awards, there were 903,401 shares available for issuance under the Plan. Certain executive officers (including Messrs. Stroup, Benoist and Bloomfield) received 458,600 of the equity awards granted on February 24, 2009, which were in the form of SARs and PSUs granted on the condition that shareholders approve this proposal to increase the share reserve under the Plan by 2,200,000 and approve the other Plan amendments described above.

The table below shows equity awards made or anticipated to be made that are contingent on approval of this proposal.

Plan Benefits Subject to Stockholder Approval of Proposal

Cable Design Technologies Corporation 2001 Long Term Incentive Plan
	Dollar Value	Number of	Number of
Name and Position	($)	SARs	PSUs(1)
John Stroup, President and Chief Executive Officer	2,501,000	167,800	88,200

Gray Benoist, Senior Vice President, Finance and Chief Financial Officer	770,300	52,000	27,000

Kevin Bloomfield, Senior Vice President, Secretary and General Counsel	356,100	24,000	12,500

Naresh Kumra, Executive Vice President, Asia Pacific Operations	-	-	-

Executive Group	4,448,698	305,300	153,300

Non-Executive Director Group(2)	1,150,000	-	-

Non-Executive Employee Group(3)	-	-	-

(1)	As described elsewhere in this proxy statement, amounts shown are based on target Company performance measured against performance goals determined by the Compensation Committee. There are two performance periods in 2009, the first from January through June and the second from July until December. Half of the PSUs are applicable to each performance period. The PSUs shown above may be converted into restricted stock units (RSUs). The maximum number of RSUs to be issued per PSU is 1.5 and the minimum number is 0.

(2)	It is anticipated, following the annual meeting, that each non-executive director will receive an annual RSU award of $115,000 divided by the then-current Belden share price. The number of RSUs is not determinable at this time and can only be made if this proposal is approved by shareholders. Due to his impending retirement from the Board, Mr. Harris may receive a partial award or a cash-equivalent award. This determination will be made at the May Board meeting.

(3)	Awards to plan participants (other than the certain executive officers) were made under the Plan’s existing share reserve and therefore were not issued on the condition of obtaining shareholder approval of this proposal.

If this proposal is not approved, the awards shown above will be void and will be replaced with cash equivalent awards and there will be no shares available for future grants. If the proposal is approved the number of shares available for future grants (including the May 2009 director grants) would be approximately 1,742,000.

The Plan is intended to promote the long-term interests of the Company by aligning employee financial interests with long-term stockholder value. Additional shares are necessary in order to achieve the purpose of the Plan over its remaining term.

Summary of Plan

General.  The Plan provides for the granting to employees, directors and other individuals who perform services for the Company (“Participants”) the following types of incentive awards: stock options, stock appreciation rights (“SARs”), restricted stock, performance grants and other types of awards that the Board of Directors or a duly appointed committee of the Board of Directors deems to be consistent with the purposes of the Plan.

The Plan provides that no Participant is entitled to receive grants of common stock, stock options or SARs in a calendar year in excess of 400,000 shares or units. The Plan affords the Company latitude in tailoring incentive compensation to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

Plan Administration.  The Plan is administered by the Compensation Committee and the Committee has the exclusive authority to select Plan participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Plan.

With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Committee, rights to these forms of contingent compensation are forfeited if a recipient’s employment or performance of services terminates within a specified period following the award. Generally, a Participant’s rights and interests under the Plan will not be transferable except by will or by the laws of descent and distribution.

Awards under the Plan

Options:  The Committee may grant non-qualified stock options (“NSO”) and incentive stock options (“ISO”) at a price fixed by the Committee. The option price may not be less than the fair market value of the Company’s stock on the grant date and, for ISOs issued to an employee owning more than ten percent of the voting power of the Company’s stock, may not be less than 110% of the fair market value of the Company’s stock on the grant date.

Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including cash, common stock of the Company or the surrender of another outstanding award or any combination thereof) as the Committee may determine.

SARs:  A SAR (or stock appreciation right) entitles the holder to receive cash or common stock (or combination thereof) equal to (or, in the discretion of the Committee, less than) the difference between the exercise price or option price per share and the fair market value per share at the time of such exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised. The Plan prohibits SARs issued below the fair market value of the Company Stock on the grant date.

Restricted Stock Units.  A restricted stock unit is an award of a given number of shares of common stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Committee. During the restriction period, dividends on the underlying shares accrue and are distributed if and when the restricted stock vests.

Performance Grants:  Performance grants are awards whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Committee, subject to such adjustments as the Committee may approve based on relevant factors. The Committee may determine performance measures based on measures of industry, Company, unit or Participant performance (or any combination of the foregoing) and the Committee may adjust these as it deems appropriate.

A target value of an award is established (and may be amended thereafter) by the Committee and may be a fixed dollar amount, an amount that varies from time to time based on the value of a share of common stock, or an amount that is determinable from other criteria specified by the Committee. Payment of the final value of an award is made as promptly as practicable after the end of the award period or at such other times as the Committee may determine.

Adjustments

Upon the liquidation or dissolution of the Company, all outstanding awards under the Plan shall terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all restrictions on any outstanding awards shall lapse and Participants will be entitled to the full benefit of such awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Committee.

Amendments

The Board of Directors or the Committee may amend or terminate the Plan, except that no amendment shall become effective without the prior approval of the Company’s stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under the Incentive Stock Options provisions of Section 422 of the Internal Revenue Code or by any NYSE listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding right or obligation under the Plan without the affected participant’s consent.

Termination

By its terms, the Plan will expire on December 6, 2010, ten years from the date that the Plan was initially approved by the Company’s shareholders. However, prior to such expiration, the Plan permits the Company’s Board to extend the Plan for up to an additional five years with certain limitations.

U.S. Federal Tax Consequences Under the Plan

Federal Income Tax Consequences — Incentive Stock Options.  The grant of incentive stock options to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with the Company or a subsidiary, or within a specified period after termination of employment due to death or retirement for age or disability under then established rules of the Company. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee’s alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two years from the date of grant of the incentive stock option, and (ii) one year after the transfer of the shares to him (the “Waiting Period”) will generally recognize long-term capital gain or loss on the sale.

An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an “Early Disposition”) generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short- or long-term, depending on the employee’s holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short- or long-term, depending on the holding period.

The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option, or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount of ordinary income recognized by the employee.

Federal Income Tax Consequences — Non-Qualified Stock Options.  The grant of NSO’s under the Incentive Plan will not result in the recognition of any taxable income by the participants. A participant will recognize income on the date of exercise of the non-qualified stock option equal to the difference between (i) the fair market value on the date the shares were acquired, and (ii) the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the option by an employee is subject to federal and state income and employment tax withholding.

Generally, the Company will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a non-qualified stock option.

Federal Income Tax Consequences — Stock Appreciation Rights.  Stock Appreciation Rights awards involve the issuance of shares, without other payment by the recipient, as additional compensation for services to the Company. The recipient will recognize taxable income upon exercise equal to the fair market value of the shares on the date of the exercise, which becomes the tax basis in a subsequent sale, less the exercise price, which is paid in shares. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.

Federal Income Tax Consequences — Restricted Stock and Performance Share Grants.  Restricted stock granted under the Plan generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. On the date the restrictions lapse and the shares become transferable or not subject to a substantial risk of forfeiture, the recipient recognizes ordinary income equal to the excess of the fair market value of the shares on that date over the purchase price paid for the stock, if any. The participant’s tax basis for the shares includes the amount paid for the shares and the ordinary income recognized. Generally, the Company will be entitled to a deduction in an amount of income recognized by the recipient. Performance share units that are converted into restricted stock units will result in the same treatment. Performance share units not converted into restricted stock units have no tax consequences.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Plan. Accordingly, all award recipients are advised to consult their own tax advisors concerning the federal, state, local and foreign income and other tax considerations relating to such awards and rights thereunder.

Incorporation by Reference.  The foregoing is only a summary of the Plan and is qualified in its entirety by reference to the full text of the amended Plan, a copy of which is attached hereto as Appendix I.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE RESERVE INCREASE.

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2008

	A		B	C
	Number of		Weighted	Number of Securities
	Securities to be		Average	Remaining Available for
	Issued Upon		Exercise Price	Future Issuance Under
	Exercise of		of	Equity Compensation Plans
	Outstanding		Outstanding	(Excluding Securities
Plan Category	Options		Options	Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	1,842,226	(2)	33.5392	802,356	(3)

Equity Compensation Plans Not Approved by Stockholders (4)	388,615	(5)	21.7006	0

Total	2,230,841			802,356

(1)	Consists of the Belden Inc. Long-Term Incentive Plan (the “1993 Belden Plan”); the Belden Inc. 2003 Long-Term Incentive Plan (the “2003 Belden Plan”); the Cable Design Technologies Corporation Supplemental Long-Term Performance Incentive Plan (the “CDT Supplemental Plan”); and the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 CDT Plan”). The 1993 Belden Plan and the CDT Supplemental Plan have expired or have been terminated, but stock option awards remain outstanding under these plans. No further awards can be issued under the 2003 Belden Plan.

(2)	Consists of 228,564 shares under the 1993 Belden Plan; 163,328 shares under the 2003 Belden Plan; 1,875 shares under the CDT Supplemental Plan; and 1,448,459 shares under the 2001 CDT Plan. All of these shares pertain to outstanding stock options or stock appreciation rights (“SARs”).

(3)	Consists of 802,356 shares under the 2001 CDT Plan.

(4)	Consists of Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (the “1999 CDT Plan”) and the Executive Employment Agreement between the Company and John Stroup dated September 26, 2005 (the “Employment Agreement”). The Company has terminated the 1999 CDT Plan but stock option awards remain outstanding under it. Mr. Stroup’s Employment Agreement, effective October 31, 2005, provided for, among other things, the award to Mr. Stroup of 451,580 stock options and 150,526 restricted stock units (“RSUs”) to compensate him for the “in the money” value of his unvested options and unvested restricted stock that he forfeited upon leaving his prior employer and as a further inducement to leave his prior employment. The amount of Mr. Stroup’s RSUs excludes the amount of accrued stock dividends, which he is entitled to receive per his Employment Agreement. At December 31, 2008, Mr. Stroup had accrued 2,528.12 RSUs for accrued dividends. 100,000 of Mr. Stroup’s stock options were granted under the 2001 CDT Plan; the remaining stock options and all of the restricted stock units were granted outside of any long-term incentive plan. Starting in 2006, Mr. Stroup began participating in the Company’s long-term incentive plans.

(5)	Consists of 37,035 shares under the 1999 CDT Plan and 351,580 shares under Mr. Stroup’s Employment Agreement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and named executive officers as a group. Except as otherwise noted, all information is as of March 25, 2009.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

	Number of Shares	Acquirable Within	Percent of Class
Name	Beneficially Owned(1)(2)	60 Days(3)	Outstanding(4)

David Aldrich	7,511	-		*

Lorne D. Bain	22,046	-		*

Lance Balk	31,365	11,000		*

Gray Benoist(5)	42,659	38,333		*

Kevin Bloomfield	18,696	107,234		*

Judy L. Brown	5,478	-		*

Bryan C. Cressey	106,700	14,000		*

Michael F. O. Harris	29,564	12,000		*

Glenn Kalnasy	18,115	11,000		*

Naresh Kumra(6)	7,100	18,167		*

Mary S. McLeod	5,478	-		*

John M. Monter(7)	73,106	-		*

Louis Pace**	-	5,967		*

Bernard G. Rethore(8)	27,611	-		*

Peter Sheehan**	-	-		*

John Stroup	196,580	664,647		*

All directors and named officers as a group (16 persons)	592,009	882,348		*

*	Less than one percent

**	Mr. Sheehan left the Company in February 2008. Mr. Pace left the Company in January 2009.

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation and disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Ms. McLeod includes 1,666 unvested RSUs from the 2,500 that were awarded to her on the date she was appointed to the Board in February 2008. For each of Ms. Brown, Ms. McLeod and Messrs. Aldrich, Bain and Cressey, the number of shares includes unvested RSUs of 2,978 awarded to them in May 2008. For each of Messrs. Balk, Harris, Kalnasy, Monter and Rethore, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Balk – 10,011; Mr. Harris – 7,511; Mr. Kalnasy – 10,011; Mr. Monter – 7,978; and Mr. Rethore – 7,478. For executive officers, the number of shares includes unvested RSUs granted under the Company’s longterm incentive plans and, for Mr. Stroup, the number of shares includes unvested employment inducement RSUs granted outside such plans on the date of his employment, as follows: Mr. Stroup – 153,418; Mr. Benoist – 14,715; Mr. Bloomfield – 3,150; Mr. Kumra – 1,800; and all named executive officers as a group – 173,083.

(3)	Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at March 25, 2009, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 25, 2009 — 46,572,305.

(5)	Includes 3,000 shares held by spouse, 3,000 shares held by child and 3,000 shares held by another child.

(6)	Includes 1,000 shares held by spouse.

(7)	Includes 14,292 shares held in spouse’s trust, 4,944 shares held in child’s trust, 4,939 shares held in another child’s trust and 22,320 shares held in charitable remainder unitrust.

(8)	Includes 20,133 shares held in trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with two exceptions. On November 13, 2008, Gray Benoist inadvertently filed a Form 4 seventeen days late upon learning of the purchase of 3,000 shares of common stock by each of his sons. On January 26, 2009, Steven Biegacki inadvertently filed a Form 4 102 days late upon learning of the purchase and sale during 2008 of a total of 2,030 shares of common stock by his son.

BENEFICIAL OWNERSHIP TABLE OF SHAREHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those shareholders known to the Company to beneficially own more than 5% of the outstanding Belden shares for the period ending on December 31, 2008.

	Amount and Nature of		Percent of Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership		Common Stock (1)
Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, Ltd (collectively the “Barclays Group”) 45 Fremont Street San Francisco, California 94105	3,012,930	(2)	6.48%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,093,700	(3)	8.81%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	4,840,524	(4)	10.41%

(1)	Based on 46,491,245 shares outstanding on December 31, 2008.

(2)	Information based on Schedule 13G filed with the SEC by the Barclays Group on February 5, 2009, reporting sole voting power over 2,300,160 shares and sole dispositive power over 3,012,930 shares, the aggregate number owned by the Barclays Group.

(3)	Information based on Schedule 13G/A filed with the SEC by FMR LLC on February 17, 2009, reporting sole voting power over 414,300 shares and sole dispositive power over 4,093,700 shares.

(4)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 17, 2009, reporting shared voting power over 3,655,863 shares and shared dispositive power over 4,840,524 shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Glenn Kalnasy (Chair)
David Aldrich
Mary McLeod
John Monter

Compensation Discussion and Analysis (“CD&A”)

This part of the proxy statement is divided into six sections:

•	Executive Summary
•	Determining Executive Compensation
•	The Three Key Compensation Components of Executive Officer Compensation
•	Chief Executive Officer Compensation
•	Officers Employment Agreements
•	Additional Information

This CD&A explains how our executive compensation programs are designed and operate with respect to our listed officers. For 2008, they are:

Name	Title
John Stroup	President and Chief Executive Officer
Gray Benoist	Senior Vice President, Finance and Chief Financial Officer
Kevin Bloomfield	Senior Vice President, Secretary and General Counsel
Naresh Kumra	Executive Vice President, Operations and President of Asia-Pacific
Louis Pace	Former Vice President, Operations and President, Specialty Products (left in January 2009)
Peter Sheehan	Former Vice President of Operations, Belden Americas (left in February 2008)

Year in Review

The unprecedented global economic conditions impacted our markets and our financial results. As a result, none of the listed officers received Restricted Stock Unit awards for the 2008 performance period (discussed below) and annual cash incentive awards fell from last year’s amounts, as summarized in the following table. (Mr. Stroup plans to give his cash incentive award to charity.) These results reflect our philosophy of pay-for-performance and having at-risk pay represent a significant component of total direct compensation. In light of the global economic downturn, we also have frozen salaries of officers and the Board has elected to defer an increase in director compensation that Deloitte Consulting LLP (the Compensation Committee’s independent compensation consultant) had recommended.

		2008 Incentive	2007	2007	2008 Incentives
	2008 Incentive	Payment	Incentive as	Incentive Payment	as a % of 2007
Name	as % of Target	($)	% of Target	($)	Incentives
John Stroup	15%	$136,500	192%	$1,497,600	9.1%
Gray Benoist	13%	$39,000	147%	$450,400	8.7%
Kevin Bloomfield	16%	$34,000	148%	$295,700	11.5%
Naresh Kumra	39%	$88,600	176%	$229,500	38.6%
Louis Pace	17%	$30,300	146%	$190,300	15.9%

I.	Executive Summary

The Compensation Committee of our Board of Directors oversees our executive compensation programs. The Committee annually reviews and approves the compensation elements for all executive officers, including the listed officers. The Committee submits its recommendations regarding compensation for Mr. Stroup to the Board for approval. For other executive officers, Mr. Stroup makes recommendations regarding their compensation to the Committee for the Committee’s approval. Mr. Stroup may adjust base salaries of other executive officers in accordance with salary merit increase guidelines that are reviewed annually by the Committee.

Our executive compensation programs are designed to facilitate the achievement of our strategic business objectives and promote the short- and long-term profitable growth of the company. Our equity plan is designed to align the executives’ long-term interests with those of Belden’s stockholders. Our compensation programs also are intended to help recruit, retain and motivate the employees the company will need to achieve these objectives.

Belden’s compensation design objectives are:

•	Alignment with stockholders’ interest
•	Pay for performance
•	Employee recruitment, retention and motivation.

The key compensation elements for executive officers are set out in the following table.

Compensation
Element	Objective	Features
Base salaries	To provide a fixed level of cash compensation	Targeted at the 50th percentile of survey data

Performance based cash incentive opportunity	To reward executive officer’s contributions in achieving targeted financial and operational results	Annual cash incentive payments based on achieving targeted goals for operating income, net income and working capital turns and the achievement of individual performance goals.

Targeted at the 75th percentile of survey data

Performance based equity awards	To retain executive officers and align their interests with the interests of our stockholders	Half of equity award is in the form of stock appreciation rights (SARs) that return value to the executive officer only if our stock price appreciates.

Half of equity award is in the form of performance share units (PSUs) that have value only if threshold financial performance goals are achieved during the one-year performance period. They serve as a retention tool because awards made for the attainment of financial performance goals are in the form of restricted stock units (RSUs) that vest equally over two years.

Targeted at the 75th percentile of survey data.

Retirement and health care benefits	To be competitive so we can attract and retain employees to achieve our objectives	Retirement benefits are in the form of a qualified 401(k) plan offered to all eligible U.S. employees; a qualified defined benefit pension plan offered to all eligible U.S. employees; and excess defined benefit and excess defined contribution plans offered to eligible U.S. employees. The excess plans are unfunded, nonqualified plans that provide the benefits of the 401(k) plan and the pension plan to those employees whose participation in the company’s qualified plans is capped at certain compensation levels established by the Internal Revenue Code (IRC).

Perquisites	To be competitive with companies with whom we compete for senior management talent	These generally consist of reimbursements for dining club memberships; cost of annual physicals; and cost of annual tax preparation services, none of which exceeds $10,000 for any of the listed officers, except for Mr. Stroup. These also include: for Mr. Benoist, the reasonable cost of commuting between the Company’s St. Louis headquarters and Chicago; and for Mr. Kumra, a cost of living adjustment for residing in Delhi, India. See footnote 6 of Summary Compensation Table furnished below for additional information.

II.	Determining Executive Compensation

The Committee annually reviews a tally sheet, a summary of each component of compensation, for each listed officer.

Tally Sheet of Listed Officers

•	Current salary
•	Annual cash incentive opportunity
•	Outstanding vested and unvested equity awards
•	Retirement benefits
•	Health benefits
•	Perquisites
•	Amounts payable upon separation from the company, before and after a change-of-control of the company

The Committee’s approval of compensation actions with respect to executive officers (other than its recommendations to the Board regarding Mr. Stroup’s compensation) is based on Mr. Stroup’s performance evaluation of each officer.

Employment Agreements

Each listed officer has entered into an employment agreement with the company that addresses (among other things) the officer’s separation from the company in the event of resignation, retirement, termination for cause, termination without cause, change-of-control of the company, disability and death. A quantitative summary of these events for each listed officer is included below under the caption “Payments upon Termination or Change of Control.”

Survey Data

As part of its oversight, the Committee will review current market data on executive compensation and executive compensation philosophy, strategy and implementation. The Committee sometimes will have Deloitte Consulting, LLP (the Committee’s compensation consultant) assist it in such matters. In its most recent review, the Committee concluded that annual compensation for executive officers — with respect to compensation levels as well as structure—remained consistent with our philosophy and objectives.

Consistent with our pay for performance philosophy, we target salaries of executive officers at the 50th percentile of the survey data of the competitive market and target annual cash incentive and long-term equity opportunities at the 75th percentile of the competitive market. For 2008, survey salary data included:

•	Economic Research Institute 2008 Executive Compensation Assessor
•	Watson Wyatt 2008/2009 Survey Report on Top Management Compensation
•	HayGroup 2008 Executive Compensation Report

We adjusted the survey data to reflect our revenue size. Because comparative compensation information is one of several tools used in setting executive compensation, the Committee uses its discretion in determining the nature and extent of its use.

III.	The Three Key Compensation Components of Executive Officer Compensation: Base Salary; Performance-Based Cash Incentive Awards; and Performance-Based Equity Awards

Base Salary

Salaries of the listed officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. Mr. Stroup annually reviews each executive officer’s performance and the Board reviews Mr. Stroup’s performance.

Each executive officer’s performance is scored on the following scale:

Performance Ranking

Rank	Definition	Explanation
5	Exceptional	Individual’s contribution distinguishes him or her from the vast majority of those in his or her area.

4	Highly valued	Individual’s contribution is greater than the majority of those in his or her area.

3	Effective	Individual consistently meets expectations and is typical of those in his or her area.

2	Needs Improvement	Individual’s contribution is less than that of the majority of those in his or her area.

1	Least effective	Individual’s contribution is less than about 95% of those in his or her area.

The executive officer is then scored on our merit salary increase guidelines that are annually revised to reflect the competitive market based on the salary survey data noted above; the Committee reviews these annually. The executive officer is measured based on three categories—below market, market and above market.

2008 Merit Increase Guidelines for U.S. Employees (including U.S.-Based Listed Officers)

	Current	1	2	3	4
Current	Salary as a %	Least	Needs		Highly	5
Salary	of Midpoint	Effective	Improvement	Effective	Valued	Exceptional
Above Market	106-120%	0%	0%	0-3%	3-5%	4-6%

Market	95-105%	0%	0%	2-4%	4-7%	6-8%

Below Market	80-94%	0%	0%	3-5%	5-9%	8-10%

The listed officers’ salaries and market scoring are:

Name	Annual Base Salary at January 1, 2009	Market Scoring
Mr. Stroup	$700,000	96% (Market)

Mr. Benoist	$400,000	109% (Above Market)

Mr. Bloomfield	$310,000	98% (Market)

Mr. Kumra	$355,000	104% (Market)

Mr. Sheehan left the company in February 2008; at that time, his annual base salary was $375,000. Mr. Pace left the company at the end of January 2009; at that time, his base salary was $260,000. Information regarding the terms of Messrs. Sheehan and Pace’s separations are discussed below under the caption “Departure of Former Executive Officers.”

Performance-Based Cash Incentive Awards

Executive officers participate in our annual cash incentive plan. Seven hundred fifty employees participated in the plan’s 2008 performance period. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2008, the amount paid under the plan to all participants was $1,588,900, or 0.08% of 2008 revenue.

Annual cash incentive awards primarily reward short-term financial and operational performance goals (referred to below as a “Financial Factor) and the accomplishment of the participant’s personal goals (referred to below as a “Personal Performance Factor”). To attract, hire, motivate and retain individuals who can fulfill our strategic objectives, we target cash incentives for each officer (which is expressed as a percentage of the officer’s annual base salary) at the 75th percentile of the competitive market based on the survey data as discussed above.

The actual award is computed using the following formula:

Actual Award = Target Award X a Financial Factor X a Personal Performance Factor (rounded to nearest hundred).

To ensure the company can deduct the awards as an ordinary business expense under IRC Section 162(m) (which limits the deductibility of compensation in excess of $1 million to certain officers unless such excess compensation is “performance-based”), the 2008 awards to the listed officers were initially set to achieve a maximum payout subject to the Compensation Committee’s right to reduce the award (negative discretion), which the Committee did in arriving at the amounts noted below.

2008 Annual Cash Incentive Awards

		Target Bonus		Actual Cash
	Target as a % of	Award(2)	Financial	Award(3)	Actual Award as a
Name	Salary(1)	($)	Factor	($)	% of Salary
Mr. Stroup	130	910,000	.15	136,500	19.5%

Mr. Benoist	85	306,000	.15	39,000	10.8%

Mr. Bloomfield	70	210,000	.15	34,000	11.3%

Mr. Kumra	70	229,600	.33	88,700	27.0%

Mr. Pace	70	177,100	.18	30,300	12.0%

(1)	Target annual cash incentive awards are based on salary levels in effect at June 30, 2008.
(2)	A target bonus award is the product of the target (column 1) and the officer’s annual base salary as of June 30, 2008.
(3)	Personal performance factors ranged from .85 to 1.17 with a mean of 1.01 and a median of 1.00.

Financial Factor

The Financial Factor for Messrs. Stroup, Benoist and Bloomfield was based entirely on our consolidated results — 80% on consolidated net income from continuing operations and 20% on consolidated working capital turns. These goals were chosen because in the compensation committee’s view they are the key elements that drive annual improvement in operating results and are key to the Company achieving its three-year strategic objectives.

The Financial Factor for Messrs. Kumra and Pace, who as listed officers oversee business units, was divided equally between their division results (50%) and consolidated results (50%). We chose this split so division presidents would provide appropriate focus on their achieving division operating and financial goals. The Financial Factor for division performance was based on division operating income (70%) and division working capital turns (30%).

Definitions used in calculating the Financial Factor

•	“Working capital turns” is calculated using a twelve point average of working capital turns at the end of each month during the calendar year computed by taking the ratio at the end of each month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

•	“Net income” is consolidated revenues less cost of sales less selling, general and administrative expenses (SG&A) less interest expense, plus interest income, plus other income, less other expense, less tax expense and less any loss from discontinued operations.

•	“Operating income” is the applicable business unit’s (i.e., Asia Pacific with respect to Mr. Kumra and Specialty Products with respect to Mr. Pace) operating income calculated as follows: revenues less cost of sales less selling, general and administrative expenses (SG&A).

The Committee reserves the right to adjust these measures for unusual events that may occur during the year.

Financial Factor Allocation

Officers	Allocation	Formula
Corporate Officers (Messrs. Stroup, Benoist and Bloomfield)	100% allocated to consolidated (corporate) results	80%—net income from continuing operations 20%—consolidated working capital turns

Business Unit Officers (Messrs. Kumra and Pace)	50% allocated to consolidated (corporate) results	50%—consolidated net income from continuing operations (80%) plus consolidated working capital (20%)
	50% allocated to business unit results—Asia Pacific for Mr. Kumra and Specialty Products for Mr. Pace	50%—business unit operating income (70%) plus business unit working capital turns (30%)

The table below shows threshold, target and actual levels of the Financial Factor for Messrs. Stroup, Benoist and Bloomfield. The objectives in the Financial Factors reflect a significant level of difficulty for the executives given the business environment and challenges faced by the Company in 2008 — as evidenced by the payouts — and are intended to reflect 75th percentile performance levels. The target level for the consolidated net income component of the Financial Factor was the same as used by the Company in its 2008 operating budget and the target level for the working capital turns component of the Financial Factor was the actual 2007 working capital turns plus one turn improvement.

Both of these represented stretch goals compared to 2007 performance — i.e., 2007 consolidated adjusted net income from continuing operations was $146.2 million compared to a 2008 target of $181.4 million and the 2007 consolidated adjusted working capital turns was 4.5 compared to a 2008 target of 5.5. Although there is no maximum level of financial performance, the annual cash incentive plan is capped with respect to the payment of individual awards at a maximum award of $5 million per year and the amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants.

Under the annual cash incentive plan, the criteria are considered independently of one another. That is, an award can be granted if the threshold is met for any given criterion. This was the case in 2008 as the thresholds for working capital turns (both at a business unit level and on a consolidated basis) were met, but the thresholds for net income were not met.

2008 Financial Factor for Consolidated Results (Messrs. Stroup, Benoist and Bloomfield)

			Actual
Criteria	Threshold	Target	(as adjusted)
Consolidated net income (80)%	$145.1 million	$181.4 million	$129.0 million
Consolidated working capital turns (20)%	4.5	5.5	5.0
Financial Factor	0.8	1.0	.15

The table below shows threshold, target and actual levels of the Financial Factors for Mr. Pace and Mr. Kumra. Similar to the corporate level goals, there is no maximum level to financial performance.

2008 Financial Factor for Division Results (Messrs. Kumra and Pace)

Criteria	Threshold	Target	Actual (as adjusted)
Division operating income (70)%	Mr. Kumra, $39.1 million; Mr. Pace, $42.7 million	Mr. Kumra, $48.9 million; Mr. Pace, $53.4 million	Mr. Kumra, $34.6 million; Mr. Pace, $28.7 million

Division working capital turns (30)%	Mr. Kumra, 3.2; Mr. Pace, 6.4	Mr. Kumra, 4.2; Mr. Pace, 7.4	Mr. Kumra, 5.5; Mr. Pace, 6.7

Financial Factor	0.8	1.0	Mr. Kumra, .33;
Mr. Pace, .18

Adjustments

Consolidated net income, consolidated working capital, division operating income and division working capital were adjusted to reflect certain unusual events that occurred during the year. These one-time adjustments primarily concerned goodwill impairment and restructuring of the Company’s operations. The Committee believed it was appropriate to adjust the financial results for these matters to encourage timely restructuring of the Company’s operations. These restructurings were necessary for the Company to achieve its operating income and working capital goals, which are key elements in improving operating and financial performance.

Had these adjustments not been made, the Financial Factor for Messrs. Stroup, Benoist and Bloomfield would have been .16; the Financial Factor for Mr. Kumra would have been .31; and the Financial Factor for Mr. Pace would have been .19.

Personal Performance Factor

Awards based on the Financial Factor are adjusted by each executive officer’s Personal Performance Factor, which may range from 0.5 to 1.5 based on the attainment of their 2008 personal performance goals. The personal performance goals reflected in the Personal Performance Factor measure the attainment of short and long-term annual goals, including those set out in the Company’s three-year strategic plan. The Company’s key strategic initiatives for 2008 included consolidating its manufacturing to low cost regions, increasing its number of high potential employees, improving its operational efficiency through Lean management techniques, and developing and implementing global marketing and sales processes.

Mr. Stroup annually scores each executive officer on the achievement of their goals and the Board scores Mr. Stroup on the attainment of his goals. The 2008 Personal Performance Factors for the listed officers ranged from .85 to 1.17 with a mean of 1.01 and a median of 1.00.

Performance-Based Equity Awards

Our long-term equity incentive plan is designed to ensure that our participants (including officers) have a continuing stake in the long-term success of the company. In addition, the plan emphasizes pay-for-performance. In general, under the plan executive officers receive half of their equity awards in the form of stock appreciation rights (SARs) and the other half in the form of performance share units (PSUs).

Individual performance, the competitive market (targeted at the 75th percentile), executive experience and internal equity were factors used to determine the total dollar value awarded to each listed officer of equity awards at the beginning of the performance period in February 2008, which we refer to as the “Long-Term Incentive (LTI) Value”.

LTI Value

We use the following matrix to determine the LTI for each officer. An officer will not receive an equity award if his or her PPF was less than .85. Mr. Stroup’s LTI for 2008 was based on his employment agreement. His agreement provides that, for the three-year period of 2006 through 2008, he will receive equity awards having a grant date value of not less than $2.5 million per year. However, the Board also rated Mr. Stroup for his 2007 performance at the top-end of the range. Mr. Stroup also received an additional equity award in 2008 in connection with his entering into a new employment agreement, which is discussed below under the caption “Chief Executive Officer Compensation.” All of his 2008 equity awards are listed below in the table “2008 Equity Awards of Listed Officers.”

LTI Value Matrix

PPF (Personal Performance Factor)	.85-1.15	1.16-1.50

Percent of Target LTI	.7-.1.2	1.3-1.9

If the target LTI is, say, $100,000 and the officer’s PPF is 1.0, he or she would receive equity awards with LTI value between $70,000 to $120,000. If the officer’s PPF is 1.16, he or she would receive equity awards with LTI value between $130,000 to $190,000.

Half of the award would be in the form of SARs and the other half in the form of PSUs. The SARs value would be calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing formula and the PSUs would be based on the current Belden stock price.

SARs = (50% X LTI value) divided by the Black-Scholes value of a Belden SAR, rounded to the nearest multiple of 100.

PSUs = (50% X LTI value) divided by the current Belden stock price, rounded to the nearest multiple of 100.

The SARs provide a material incentive to executives to obtain a significant stock ownership stake in the Company, but only if the Company’s share price increases during their ten-year term and they serve as a retention tool because they take three years to fully vest. The PSUs have value to the holder only if targeted financial performance goals are achieved during their one-year performance measurement period.

Unlike our annual cash incentive plan, under which the criteria have separate thresholds, the PSUs are based on a consolidated (corporate) Financial Factor, which must meet a combined threshold of 0.7 in order for any RSUs to be awarded. There are no minimum thresholds for the criterion, but a combined financial factor of 0.7 must be met for any restricted stock units to be granted. Because this Financial Factor for 2008 was less than 0.7, no RSUs were awarded and the PSUs resulted in no equity compensation to the recipients. This result is reflective of our policy to use equity awards as both a retention tool and an award for positive performance.

Terms of 2008 SARs and PSUs Granted to Officers

Type	Amount	Terms
SARs	1/2 of annual total equity award amount	Exercise price is 100% of the closing fair market value on the grant date.
SARs vest equally over three years and expire ten years after the grant date.
Upon exercise, the participant will receive in Belden shares the excess of fair market value per share at the time of exercise over the exercise price times the number of shares subject to the SAR.

PSUs	1/2 of annual total equity award amount	At the end of the 2008 performance period, a PSU holder will receive:
• No RSUs are awarded if the consolidated (corporate) Financial Factor was less than 70 percent of the target level.
• 0.5 RSU for each PSU if the consolidated (corporate) Financial Factor for 2008 was 70 percent of the target level.
• 1.0 RSU for each PSU if the Financial Factor was 100 percent of the target level.
• 1.5 RSUs for each PSU if the Financial Factor was 120 percent or more of the target level—i.e., the maximum equals 1.5.
• The number of RSUs is prorated for performance between 70 percent and 100 percent and between 100 percent and 120 percent of target level for the Financial Factor

Any RSUs vest equally over two years

2008 Equity Awards to Listed Officers

At its February 2008 meeting, the Compensation Committee made equity awards in the form of 611,237 SARs and stock options, 116,000 PSUs and 40,050 RSUs to more than 160 employees. The total represented approximately 1.7% of outstanding shares of Belden stock on February 24, 2008.

Name	SARs(1)	PSUs(2)	RSUs(3)	Stock Options(4)
Mr. Stroup	83,600	31,100	-	195,037

Mr. Benoist	25,100	9,300	11,250	-

Mr. Kumra	16,700	6,200	3,600	-

Mr. Bloomfield	11,700	4,400	6,300	-

Mr. Pace	16,700	6,200	4,350	-

(1)	The Committee granted SARs at the closing price of Belden stock on February 20, 2008 ($40.96), the grant date of the award.

(2)	The number of PSUs granted to the named executive officers in 2008 was based in part on their 2007 Personal Performance Factor. The 2007 Personal Performance Factor for the listed executive officer ranged from 1.15 to 1.5. Recipients who received PSUs in February 2008 were to be entitled to receive RSUs in February 2009 that would vest equally over two years if the Company met the threshold payout (0.7) for the 2008 consolidated (corporate) Financial Factor. The 2008 Financial Factor is discussed above under the heading “Financial Factor.” Because the 2008 Financial Factor as determined by the Committee in at its February 2009 meeting did not reach the threshold for the grant of RSUs (0.7), no RSUs were awarded to executive officers in February 2009 after expiration of the one-year performance period of the 2008 PSUs. However, the listed executive officers did receive RSUs (as shown above) in February 2008 for the 2007 performance period for the 2007 PSUs. See footnote 3 for a summary of these awards.

(3)	These RSUs were awarded to the named executive officers in February 2008 for their attainment of the performance objectives covered under the PSUs issued to them in 2007. The Financial Factor used in determining the number of RSUs for each listed officer for the 2007 performance period was the 2007 Financial Factor for consolidated results (1.28). Because this exceeded the maximum percent (1.20), each listed officer received 1.5 RSUs in February 2008 for each PSU he received in February 2007. Because Mr. Stroup received his entire equity award in February 2007 in the form of SARs to permit the Company to take a tax deduction for the awards in accordance with Section 162(m) of the IRC, he did not receive any RSUs in February 2008.

(4)	In connection with entering into a new employment agreement, Mr. Stroup also received 195,037 stock options at the closing price of Belden stock on April 1, 2008, the grant date of the award. The options vest on February 21, 2013, are subject to accelerated vesting under certain events, and expire ten years after the grant date.

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, Company officers who are required to report their holdings of Belden stock to the Securities and Exchange Commission must hold stock whose value is at least three times their annual base salary (five times in the case of Mr. Stroup). Officers have five years from May 2005 (the date the guidelines were implemented or, if later, five years from becoming an officer) to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period—20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of December 31, 2008, except for Mr. Kumra, each of the named executive officers either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock, which was received from the Company as an equity award, until the officer meets the interim guideline.

Tax Deductibility of Compensation

IRS Section 162(m) imposes a limit of $1 million on the amount of compensation that Belden may deduct in any one year with respect to certain executive officers, including the CEO. There is an exception to this limitation for performance-based compensation meeting certain requirements. Stock option and SAR awards are performance-based compensation meeting those requirements and, as such, should be fully deductible. The Company anticipates that its 2008 annual cash incentive and performance share awards will be performance-based compensation under IRC 162(m).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible but considers these tax considerations when reviewing executive compensation.

Executive Compensation Recovery

If we are required to restate our financial statements due to material noncompliance as a result of misconduct with any financial reporting requirement, the CEO and the CFO may be required to reimburse the company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the filing or public release of the financial statements that are restated and for any profits from the sale of the company stock over the same twelve-month period.

Departures of Former Executive Officers

Mr. Sheehan

At the end of February 2008, Mr. Sheehan, Global Vice President of Sales and Marketing, left the Company. In connection with his departure, Mr. Sheehan entered into a separation agreement with the Company. Pursuant to his agreement, Mr. Sheehan received, among other things, severance of $637,500 (an amount equal to the sum of his annual salary and 2007 target annual cash incentive award), his actual annual incentive award for 2007 of $330,500, and additional consideration for a six-month extension of his twelve-month non-compete covenant (as set out in his employment agreement) of $187,500.

Mr. Pace

At the end of January 2009, Mr. Pace, Vice President, Operations and President, Specialty Products, left the Company. In connection with his departure, pursuant to a separation agreement with the Company, Mr. Pace received the amounts payable under his Executive Employment Agreement, including: severance of $442,000 (an amount equal to the sum of his annual salary and 2008 target annual cash incentive award) and his actual annual incentive award for 2008 of $30,300. Per his employment agreement, Mr. Pace is subject to 12-month non-solicitation and non-competition covenants.

IV.	Chief Executive Officer Compensation

All elements of Mr. Stroup’s compensation are approved by the Board or the Compensation Committee. Upon his appointment in 2005, Mr. Stroup entered into an employment agreement with the Company, having an initial term of three years. In 2007, the Committee raised Mr. Stroup’s target annual incentive from 100% of salary to 130% to reflect the competitive market, his 1.4 Personal Performance Factor (PPF) for 2006 and the Company’s 2006 strong performance.

Based on the Board’s assessment of Mr. Stroup’s 2007 performance (which is reflected in scoring him a maximum PPF), the Company’s strong 2007 performance, and Deloitte’s summary of the competitive market, in February 2008, the Board extended Mr. Stroup’s employment agreement to October 2011; increased his annual base salary to $700,000; and granted him a stock option award having a grant date value of approximately $3 million. Mr. Stroup’s new base salary approximates the median of peer data used by Deloitte and is between the 25th and 50th percentile of survey data compiled at the time of the new agreement. His target total direct compensation (base salary, annual cash incentive and long-term equity awards) is slightly above the 75th percentile of survey data.

Listed below are the companies in Deloitte’s peer group that were reviewed in determining competitive levels for purposes extending Mr. Stroup’s employment agreement in February 2008:

Altera Corp.
Amkor Technology, Inc.
Amphenol Corp.
Atmel Corp.
AVX Corp.
CommScope, Inc.
Energizer Holdings, Inc.
Exide Technologies
Fairchild Semiconductor International
Harman International Industries Inc.
Hexcel Corp.
JDS Uniphase Corp.
Juniper Networks, Inc.
Molex, Inc.
ON Semiconductor Corp.
Plexus Corp.
Spectrum Brands, Inc.
Thomas & Betts Corp.

The peer group was established to include manufacturing companies comparable to Belden based on revenue and market capitalization, and their meeting three requirements — each has annual revenues in excess of $1 billion, has more than 30% of revenues derived from outside the U.S. and has three or more business segments.

Because comparative compensation information is one of several tools used in setting executive compensation, the Committee uses its discretion in determining the nature and extent of its use.

For 2008, our financial results were adversely impacted by the global economic downturn. Although 2008 revenues of $2 billion were down marginally from 2007, our adjusted earnings per diluted share of $2.68 were down 6.6 percent from our 2007 performance. However, during 2008, we still made progress in achieving several of our strategic initiatives, including improvements in product portfolio management, brand and talent management, and cost and efficiency improvements throughout the company through Lean enterprise and regional manufacturing initiatives. Also in 2008, we accomplished another key strategic priority to expand our signal transmission product portfolio by acquiring Trapeze Networks, a provider of wireless LAN equipment and network management software. Based on these results, the Board gave Mr. Stroup a PPF of 1.0.

V.	Officers Employment Agreements

The Company has an employment agreement with each of the listed officers (the scope of Mr. Kumra’s agreement is limited to the consequences of severance). These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading Payment upon Termination or Change of Control.

For each executive officer, the Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive based on survey data. The termination of employment provisions of these agreements were provided to address the competitive market for the positions filled by executive officers. In consultation with Deloitte, the Committee determined that it was necessary to provide executive officers with a predetermined amount of compensation in the event they were to leave the Company under certain circumstances, including a termination of the executive officer’s employment without cause before or after a change in control of the Company, rather than to negotiate such terms on a case-by-case basis.

VI.	Additional Information

The Company from time to time leases corporate aircraft as needed to provide flexibility to executive officers and other associates for business use and to allow more efficient use of executive time for Company matters. It is Company policy that corporate aircraft shall be used for business purposes only.

This Compensation Discussion and Analysis should be read in conjunction with the following tables:

•	Summary Compensation Table
•	Grants of Plan-Based Awards
•	Outstanding Equity Awards at Fiscal Year-End
•	Option Exercises and Stock Vested
•	Pension Benefits
•	Nonqualified Deferred Compensation
•	Potential Payments upon Termination or Change-in-Control.

SUMMARY COMPENSATION TABLE

							Change
						Non-	in Pension Value
						Equity	and Nonqualified
						Incentive	Deferred	All Other
Name and				Stock	Option	Plan	Compensation	Compensa-
Principal		Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	tion(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	2008	686,026		1,106,379	2,816,297	136,500	117,053	113,615	4,975,870
President and	2007	600,000		1,631,869	2,165,519	1,497,600	94,428	83,344	6,072,760
Chief Executive	2006	600,000	—	1,289,309	1,567,001	1,200,000	51,609	42,330	4,750,249
Officer

Gray Benoist	2008	375,000		433,374	323,016	39,000	56,465	66,702	1,293,557
Vice President,	2007	360,000		602,976	210,416	450,400	36,439	30,505	1,690,736
Finance and	2006	128,307	—	145,784	49,502	207,000	5,639	6,079	542,311
Chief Financial
Officer

Kevin L.	2008	305,000		153,110	233,875	34,000	90,011	53,723	869,719
Bloomfield	2007	293,500		159,789	93,784	685,700	62,669	48,189	1,343,631
Vice President,
Secretary and	2006	281,500	—	124,070	50,661	531,175	43,022	72,619	1,103,047
General Counsel

Naresh Kumra	2008	408,996		83,960	454,183	88,600	46,155	126,045	1,207,939
Vice President,	2007	288,086		73,685	205,895	305,343	34,492	152,265	1,059,766
Operations and	2006	195,682	—	17,449	27,507	225,758	10,184	102,527	579,107
President of Asia
Pacific

Louis Pace	2008	261,100		91,003	456,403	30,300	19,242	11,737	869,784
Vice President,	2007	235,875		78,449	207,022	193,300	13,339	11,050	739,035
Operations and	2006	137,711	—	8,583	14,802	83,200	5,185	7,270	256,751
President of
Specialty Products

Peter Sheehan	2008	62,500		151,447	46,612	—	23,177	729,463	1,013,199
Former Global	2007	373,568		156,583	98,821	330,500	34,839	32,012	1,026,323
Vice President,	2006	358,667	—	78,712	58,137	282,400	28,352	71,348	877,616
Sales and Marketing

(1)	Salaries are amounts actually received. Mr. Benoist’s 2006 compensation information is for the period of August 24, 2006 (the date of his appointment) through December 31, 2006. Mr. Kumra’s 2006 compensation information is for the period of March 1, 2006 (the date of his appointment) through December 31, 2006. Mr. Kumra received compensation in U.S. Dollars, Hong Kong Dollars as well as Indian Rupee. For this table Mr. Kumra’s compensation was converted into U.S. Dollars based on the exchange rate on December 31 of each respective year. Mr. Pace’s 2006 compensation information if for the period of May 4, 2006 (the date of his appointment) through December 31, 2006. Mr. Sheehan’s 2008 salary is through February 29, 2008 (the date he left the Company).

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R with respect to awards of stock for each named officer. See Grants of Plan-Based Awards Table for 2008 stock awards to the named officers.

(3)	Reflects the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R with respect to awards of options or SARs for each named officer.

(4)	Represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its February meetings.

(5)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

			Company’s		Life
			Matching		Insurance
			Contributions		and
			In Its Defined		Long Term		Foreign Cost		Restricted		Other
			Contribution	Club	Disability	Commuting	of Living	Severance	Stock	Moving	Bonus /
(6)	Year	Total	Plan	Dues	Benefits	Costs	Adjustment	Benefits	Dividends	Expenses	Award
John Stroup	2008	113,615	98,263	12,181	3,171

	2007	83,344	81,000		2,344

	2006	42,330	40,950		1,380

Gray Benoist	2008	66,702	37,143	4,752	6,203	18,604

	2007	30,505	25,515		4,990

	2006	6,078			616					5,462

Kevin	2008	53,723	44,582	3,791	5,350

Bloomfield	2007	48,189	39,839		4,150				4,200

	2006	72,619	18,167		2,590				5,112		46,750

Naresh Kumra	2008	126,045			521		125,524

	2007	152,265					152,265

	2006	102,527	5,175		147		27,205				70,000

Louis Pace	2008	11,737	10,350		1,387

	2007	11,050	10,519		531

	2006	7,270	5,803		1,467

Peter Sheehan	2008	729,463	17,685		424			711,354

	2007	32,012	29,519		2,493

	2006	71,348	21,023		1,033				944		48,348

Supplemental Disclosure — Comparison of Grant Date Fair Value to Market Value

The dollar amounts in Column (e) and Column (f) of the Summary Compensation Table represent the grant-date fair value-based compensation expense recognized in 2008, 2007 and 2006 under FAS 123R for each named executive officer as reported in the audited financial statements contained in our annual reports. FAS 123R addresses the accounting for transactions in which a company issues equity instruments in exchange for goods and services. The recognized compensation expense of the stock awards and option awards for financial reporting purposes will vary from the actual amount ultimately realized by the named executive officers based on a number of factors. The ultimate value of each award to the employee will depend on the price of our common stock on the vesting date. Details about 2008 awards are included under the heading Grants of Plan-Based Awards below.

Stock Awards

Due to a decline in the market price of our common stock, if the stock awards that were unvested as of December 31, 2008 were valued in accordance with the market value of the common stock as of our record date of March 25, 2009 rather than the FAS 123R expense, their valuations would differ. These differences are reflected in the supplemental table below for each named executive officer who was employed by the Company as of March 25, 2009.

VALUE OF STOCK AWARDS VS. FAS 123R EXPENSE (SUPPLEMENTAL TABLE)

	Based on Total FAS 123R Expense			Based on March 25, 2009 Market Value(a)
	2008	Prior		2008	Prior
	Grants	Grants	Total(b)	Grants	Grants	Total

John Stroup	-	$4,103,514	$4,103,514	-	$2,582,007	$2,582,007

Gray Benoist	$472,295	$630,702	$1,102,997	$152,438	$277,138	$429,576

Kevin L. Bloomfield	$264,485	$115,968	$380,453	$85,365	$65,040	$150,405

Naresh Kumra	$151,135	$61,993	$213,128	$48,780	$33,875	$82,655

(a)	Based on closing common stock price of $13.55 on March 25, 2009.

(b)	Reflects total FAS 123R expense that will be incurred over the vesting period of the stock award unless forfeited.

Option Awards

Due to a decline in the market price of our common stock, if the valuation for 2008 expense for the options for which expense is shown in Column (f) of the Summary Compensation Table were based on the intrinsic value of the award (calculated as the difference between the value of the option based upon the share price of our common stock as of the market close on our record date of March 25, 2009 of $13.55 and the option exercise price) rather than the FAS 123R expense, all of the options would be “under water” and have no intrinsic value. These amounts are reflected in the supplemental table on the following page for each named executive officer who was employed by the Company as of March 25, 2009.

VALUE OF OPTION AWARDS VS. FAS 123R EXPENSE (SUPPLEMENTAL TABLE)

				Total	Intrinsic
		Share	Option/SAR	Options/SARs	Value of
		Price at	Grant Date	Granted on	Grant as of	2008	Total
		Grant	Fair Value	Grant	March 25,	Expense per	FAS 123R
	Grant Date	Date	Per Share(a)	Date	2009(b)	FAS 123R(c)	Expense(d)

John Stroup	4/1/2008	$37.2600	$14.4600	195,037	-	$423,035	$2,820,235

	2/20/2008	$40.9600	$16.2600	83,600	-	$323,739	$1,165,461

	2/21/2007	$47.7050	$20.8600	107,400	-	$640,277	$1,920,832

	2/22/2006	$25.8050	$11.3616	113,600	-	$415,699	$1,229,373

	10/31/2005	$19.9300	$8.0800	451,580	-	$1,013,547	$3,648,766

					-	$2,816,297	$10,784,667

Gray Benoist	2/20/2008	$40.9600	$16.2600	25,100	-	$97,199	$349,917

	2/21/2007	$47.7050	$20.8600	15,500	-	$92,405	$277,215

	8/24/2006	$33.0000	$14.2700	29,446	-	$133,412	$400,235

					-	$323,016	$1,027,367

Kevin L. Bloomfield	2/20/2008	40.9600	$16.2600	11,700	-	$150,608	$180,730

	2/21/2007	47.7050	$20.8600	8,600	-	$51,270	$153,810

	2/22/2006	25.8050	$10.8600	5,600	-	$19,309	$57,927

	3/30/2005	22.6650	$5.0000	20,000	-	$12,688	$100,000

					-	$233,875	$492,467

Naresh Kumra	2/20/2008	40.9600	$16.2600	16,700	-	$64,670	$232,813

	2/21/2007	47.7050	$20.8600	50,000	-	$327,889	$894,242

	2/21/2007	47.7050	$20.8600	4,800	-	$28,616	$85,847

	3/1/2006	26.3800	$11.0600	9,400	-	$33,008	$99,026

					-	$454,183	$1,311,928

(a)	Option/SAR grant date fair value per share is based on a modified Black-Scholes option pricing model, using assumptions in the calculation of these amounts included in the audited financial statements contained in our 2008 annual report.
(b)	Based on closing common stock price of $13.55 on March 25, 2009.
(c)	Reflects values included under the Option Awards column in the Summary Compensation Table. The 2008 expense in accordance with FAS 123R is generally calculated as follows: total options/SARs per vesting tranche multiplied by the option/SAR grant date fair value per share and divided by the number of months for the respective vesting periods equals expense per month.
(d)	Reflects the total FAS 123R expense that will be incurred over the vesting period of the stock award unless forfeited.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
		Estimated Future Payouts Under						Stock	Option	Exercise	Grant
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Awards:	Awards:	or Base	Date Fair
		Awards(1)			Equity Incentive Plan Awards(2)			Number of	Number of	Price of	Value of
								Shares of	Securities	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards(5)	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units(3) (#)	Options(4) (#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John Stroup		455,000	910,000

	02/20/2008				15,550	31,100	46,650				1,910,784

	02/20/2008							-			-

	02/20/2008								83,600	40.96	1,359,336

	04/01/2008								195,037	37.26	2,820,235

Gray Benoist		153,000	306,000

	02/20/2008				4,650	9,300	13,950				571,392

	02/20/2008							11,250			536,738

	02/20/2008								25,100	40.96	408,126

Kevin L. Bloomfield		105,000	210,000

	02/20/2008				2,200	4,400	6,600				270,336

	02/20/2008							6,300			300,573

	02/20/2008								11,700	40.96	190,242

Naresh Kumra		114,800	229,600

	02/20/2008				3,100	6,200	9,300				380,928

	02/20/2008							3,600			171,756

	02/20/2008								16,700	40.96	271,542

Louis Pace		88,550	177,100

	02/20/2008				3,100	6,200	9,300				380,928

	02/20/2008							4,350			207,539

	02/20/2008								16,700	40.96	271,542

Peter Sheehan		-	-		-	-	-	-	-	-	-

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“Plan”) that would have been made if the threshold performance for 2008 was met and the amounts in column (d) represent the cash payment under the plan that would have been made if the target performance for 2008 was met. Although there is no maximum level of financial performance, the Plan is capped with respect to payment of individual awards at a maximum award of $5 million per year and the amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants.

(2)	The Compensation Committee granted the performance shares unit awards (PSUs) at its February 20, 2008 meeting. The number of PSUs granted to the named executive officers in 2008 was based on their 2007 Personal Performance Factor. (See above under the heading “Compensation Discussion and Analysis” for a discussion of Personal Performance Factors.) The award period during which performance is measured is calendar year 2008. Any payout is made in restricted stock units (RSUs). The payout of RSUs based on the PSU awards is a function of the consolidated (corporate) Financial Factor for the 2008 annual cash incentive awards as summarized above in the “Compensation Discussion and Analysis” under the heading “Financial Factor.” If the Financial Factor for the performance period were equivalent to 0.7 (Threshold), then the PSU holder would be entitled to one-half (0.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.2 (Maximum) or greater, then the PSU holder would be entitled to receive one and one-half (1.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.0, then the PSU holder would be entitled to one RSU for each PSU. The number of RSUs is prorated for performance between the Threshold and Maximum. If the Financial Factor for the performance period were less than 0.7, then the PSU holder would not be entitled to receive any RSUs. After expiration of the one-year performance period, the Committee determined at its February 2009 meeting the actual performance for the 2008 performance period. The Financial Factor for each named executive officer used in determining the number of awarded RSUs was the 2008 consolidated Financial Factor of 0.15, which resulted in no RSUs being awarded.

(3)	The amounts in column (i) are the number of time-vested RSUs granted to the named executive officers in 2008 for the attainment of performance goals under the 2007 PSUs. One-half of the awarded RSUs shall vest on the first anniversary of the date of grant and the remaining one-half shall vest on the second anniversary of the grant date. Mr. Pace’s award was cancelled when he left the Company.

(4)	The amounts in column (j) are the number of SARs or stock options granted to each of the named executive officers in 2008. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date. Mr. Pace’s award was cancelled when he left the Company.

(5)	The exercise price for awarded SARs or stock options was the closing price of the Belden shares on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan					Number	Value of
			Awards:				Market	of Unearned	Unearned
	Number of	Number of	Number			Number of	Value of	Shares,	Shares,
	Securities	Securities	of Securities			Shares or	Shares or	Units	Units or
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options(1)	Options(2)(3)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price(4)	Expiration	Vested(5)(6)	Vested(7)	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	#	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Stroup	451,580		-	19.9300	10/31/2015	153,054	3,195,768	-	-

	75,734	37,866		25.8050	2/22/2016	37,500	783,000

	35,800	71,600		47.7050	2/21/2017		-

		83,600		40.9600	2/20/2018

		195,037		37.2600	4/01/2018

Gray Benoist	19,632	9,814	-	33.0000	8/24/2016	9,090	189,799	-	-

	5,167	10,333		47.7050	2/21/2017	11,363	237,259

		25,100		40.9600	2/20/2018	11,250	234,900

Kevin L. Bloomfield	5,000			20.0625	1/5/2009	3,000	62,640	-	-

	25,000			21.7500	2/16/2010	1,800	37,584

	8,000			26.3800	2/14/2011	6,300	131,544

	10,000			20.8650	2/18/2012

	12,000			13.3000	2/18/2013

	12,000			19.0750	2/23/2014

	20,000			22.6650	3/30/2015

	3,734	1,866		25.8050	2/22/2016

	2,867	5,733		47.7050	2/21/2017

		11,700		40.9600	2/20/2018

Naresh Kumra	6,268	3,132	-	26.3800	3/01/2016	2,500	52,200

	1,600	3,200		47.7050	2/21/2017	3,600	75,168

		50,000		47.7050	2/21/2017

		16,700		40.9600	2/20/2018

Louis Pace	4,000	2,000	-	30.9000	5/24/2016	1,500	31,320

	1,967	3,933		47.7050	2/21/2017	4,350	90,828

		50,000		47.7050	2/21/2017

		16,700		40.9600	2/20/2018

Peter Sheehan	-	-	-	-	-	-	-	-	-

(1)	Shows vested options and SARs.

(2)	Shows unvested options and SARs.

(3)	For Mr. Stroup, his 37,866 unexercisable SARs expiring 2/22/16 vest on 2/22/09. His 71,600 unexercisable SARs expiring on 2/21/17 vest as follows: 35,800 on 2/21/09, and 35,800 on 2/21/10. His 83,600 unexercisable SARSs expiring on 2/20/2018 vest as follows: 27,867 on 2/20/09 and 27,867 on 2/20/10 and 27,866 on 2/20/11. His 195,037 unexercisable SARSs expiring on 4/1/2018 all vest on 2/21/13. For Mr. Benoist, his 9,814 unexercisable SARs expiring 8/24/16 vest on 8/24/09. His 10,333 unexercisable SARs expiring on 2/21/07 vest as follows: 5,167 on 2/21/09 and 5,166 on 2/21/10. His 25,100 unexercisable SARs expiring on 2/20/2018 vest as follows: 8,367 on 2/20/09 and 8,367 on 2/20/10 and 8,366 on 2/20/11. For Mr. Bloomfield, his 1,866 unexercisable SARs expiring on 2/22/2016 vest on 2/22/09. His 5,733 unexercisable SARs that expire on 2/21/2017 vest as follows: 2,867 on 2/21/09, and 2,866 on 2/21/10. His 11,700 unexercisable SARs that expire on 2/20/2018 vest as follows: 3,900 on 2/20/2009 and 3,900 on 2/20/10 and 3,900 on 2/20/11. For Mr. Kumra his 3,132 unexercisable SARs that expire on 3/1/2016 vest on 3/1/09. His 3,200 unvested SARs that expire on 2/21/2017 vest as follows: 1,600 on 2/21/09 and 1,600 on 2/21/10. His 50,000 unexercisable SARs that expire on 2/21/2017 vest on 2/21/10. His 16,700 SARs that expire on 2/20/2018 vest as follows: 5,567 on 2/20/09, 5,567 on 2/20/10 and 5,566 on 2/20/11. For Mr. Pace, all of the unvested SARs listed were forfeited in connection with his departure on January 31, 2009.

(4)	The exercise price of option and SAR awards granted in 2008 was the closing price of Belden shares on the grant date. The exercise price of option and SAR awards granted prior to 2008 was the average of the high and low prices of Belden shares on the grant date.

(5)	Mr. Stroup’s 152,161 RSUs vest on 10/31/2010 and his 37,500 RSUs vest on 2/21/09. Mr. Benoist’s 9,090 RSUs vest on 8/24/11 and his 11,363 RSUs vest 2/21/09. His 11,250 RSUs vest 5,625 on 2/20/09 and 5,625 on 2/20/10. Mr. Bloomfield’s 3,000 RSUs vest on 2/22/09 and his 1,800 RSUs vest on 2/21/09. His 6,300 RSUs vest as follows: 3,150 on 2/20/09 and 3,150 on 2/20/10. Mr Kumra’s 2,500 RSUs vest on 3/1/09 and his 3,600 RSUs vest 1,800 on 2/20/2009 and 1,800 on 2/20/10. All of the RSUs listed for Mr. Pace were forfeited in connection with his departure on January 31, 2009.

(6)	On February 20, 2008, Messrs. Stroup, Benoist, Bloomfield, Kumra, and Suggs were granted performance share units (PSUs) in the amounts of 31,100, 9,300, 4,400, 6,200, and 5,300 respectively. After expiration of the one-year performance period (2008), these executive officers were awarded no RSU awards because we did not meet threshold on the performance criteria for the PSU grants.

(7)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2008 ($20.88).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares			Value Realized
	Acquired on	Value Realized on	Number of Shares	on
	Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	-	-	37,500	1,519,875

Gray Benoist	-	-	11,364	460,583

Kevin L. Bloomfield	20,000	81,158	1,800	72,954

Naresh Kumra	-	-	-	-

Louis Pace	-	-	-	-

Peter Sheehan	-	-	2,100	85,113

(1)	Mr. Bloomfield exercised 20,000 options on 2/14/08 at a market price of $43.30-$43.78 and a grant price of $39.5312/share.

(2)	The market value of the underlying shares on the vesting date of 2/21/08 was $40.53, the closing price of Belden shares on that day. On 2/21/08, Mr. Stroup acquired 37,500 shares, Mr. Benoist acquired 11,364 shares, Mr. Sheehan acquired 2,100 shares and Mr. Bloomfield acquired 1,800 shares of Belden stock.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(2)	Last Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	Pension Plan	3.2	$33,601	-

	Excess Plan		$233,094	-

Gray Benoist	Pension Plan	2.4	$31,851	-

	Excess Plan		$66,692	-

Kevin Bloomfield	Pension Plan	27.8	$448,467	-

	Excess Plan		$113,608	-

Naresh Kumra(3)	Pension Plan	2.8	$3,712	-

	Excess Plan		$86,818	-

Louis Pace	Pension Plan	2.7	$22,687	-

	Excess Plan		$15,079	-

Peter Sheehan	Pension Plan	3.2	$61,250	-

	Excess Plan		$52,618	-

(1)	Each of the named executive officers participates in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”) with the exception of Naresh Kumra. The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($102,000 for 2008) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($230,000 for 2008). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan may elect a lump sum distribution.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 6.50% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

(3)	Naresh Kumra previously participated in the Pension Plan, but is no longer participating since he is no longer living in the U.S. and is not subject to U.S. Taxes and is thus, no longer eligible for the U.S. Pension Plan. Mr. Kumra does participate in a non U.S. cash balance retirement plan.

NONQUALIFIED DEFERRED COMPENSATION*

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Aggregate
	Last FY	Last FY	in Last FY	Withdrawals/	Balance at
Name	($)	($)	($)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	202,863	87,913	20,829	0	676,155
Gray Benoist	42,278	26,793	5,837	0	191,115
Kevin L. Bloomfield	79,399	34,232	15,134	0	476,906
Naresh Kumra	0	0	193	0	5,393
Louis Pace	0	0	0	0	0
Peter Sheehan	23,800	7,335	5,152	0	149,116

*	Each of the named executive officers participates in the Belden Supplemental Excess Defined Contribution Plan (“Excess DC Plan”). Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table. A portion of amounts included in column (f), attributable to years prior to 2006, were not reported as compensation in such years.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has written agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement is for a term through October 31, 2011 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr Stroup’s current base salary of $700,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. In 2008, Mr. Stroup received a retention SAR award having a grant date value of $3 million. The SARs vest in five (5) years and were granted at the closing price of Belden shares on the grant date. Upon his appointment, Mr. Stroup received an inducement equity award of 451,580 stock options with an exercise price equal to the fair market value of Belden stock ($19.93). The options generally vest in equal installments over three years and expire in ten years. As part of his inducement award upon his appointment, Mr. Stroup also received an award of 150,526 RSUs that vest in five years and will be paid in Company stock upon vesting. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Gray Benoist. Mr. Benoist entered into an employment agreement with the Company, effective August 24, 2006, and it was amended and restated in 2008. The agreement’s initial term is for five years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr Benoist’s base salary of $400,000 per year is subject to annual review. Mr. Benoist is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 85% of his base salary. Upon his appointment, Mr. Benoist received an inducement equity award of 29,446 SARs with an exercise price equal to the fair market value of Belden stock on that date ($33.00). The SARs generally vest in equal installments over three years and expire in ten years. Also upon his appointment, Mr. Benoist received an award of 9,090 RSUs (which vest in five years and will be paid in Company stock upon vesting) and an award of 15,151 PSUs. The PSUs were based on achieving target performance for 2006 and in February 2007, the Compensation Committee awarded Mr. Benoist 22,727 RSUs for the attainment of the 2006 PSU goals. The RSUs vest equally over two years. Amounts payable in the event of separation of Mr. Benoist’s employment are noted below under “Potential Payments upon Termination or Change in Control.”

Kevin Bloomfield. Mr. Bloomfield entered into an employment agreement with the Company, effective July 15, 2007, and it was amended and restated in 2008. The agreement’s initial term is for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. The agreement reflects his continuing employment with the Company at an annual base salary of $310,000. His base salary is subject to annual review. Mr. Bloomfield is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Naresh Kumra. Mr. Kumra entered into a severance agreement with the Company, effective March 13, 2006. The agreement provides that if Mr. Kumra’s employment with the Company is ended other than for cause, Mr. Kumra is entitled to 26 weeks of his then current base salary and one-half of his highest bonus during the three years preceding the termination date. While employed, Mr. Kumra is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL(1)

		Termination not for
		cause by the
		Company or for
	Termination not for	‘‘good reason” by
	cause prior to a	the Executive after
Named Executive	Change in	a Change in	Death/
Officer*	Control(2)	Control(3)	Disability(4)
John Stroup	$5,762,674	$9,541,771	$4,135,895
Gray Benoist	$972,890	$2,827,578	$710,714
Kevin Bloomfield	$571,269	$1,343,532	$268,993
Naresh Kumra	$336,299	$465,582	$129,283

* The “Departures of Former Executive Officers” section of the Compensation Discussion and Analysis summarizes the terms of separation of Messrs. Sheehan and Pace from the Company.

(1)	The table assumes hypothetically that each event occurred on December 31, 2008 and includes only additional benefits that result from termination and does not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation”. As the only named executive officer eligible for retirement, Mr. Bloomfield would receive a benefit in the amount of $234,993, which represents the value of stock options and SARs that would be subject to accelerated vesting, if he left the Company voluntarily.

(2)	Amounts include those amounts due the named executive officer pursuant to the terms of his employment agreement, which include (i) cash severance of the sum of the executive officer’s annual base salary plus his target annual cash incentive award (in the case of Mr. Stroup times 1.5; in the case of Mr. Kumra, the cash severance is his base salary plus his highest annual bonus over the prior 3 years times 0.5); (ii) the executive’s pro-rated annual cash incentive payment for the current year, except for Mr. Kumra; and (iii) for Mr. Stroup and Mr. Benoist, accelerated vesting of any unvested equity awards they received upon their appointments to the Company (October 2005 in the case of Mr. Stroup and August 2006 in the case of Mr. Benoist).

(3)	Amounts include those amounts due the named executive officer pursuant to the terms of his employment agreement, which include (i) cash severance of the product of the sum of the executive officer’s annual base salary plus his target annual cash incentive award, times 2.0 (in the case of Mr. Kumra, the cash severance is his base salary plus his highest annual bonus over the prior 3 years times 0.5); (ii) the executive’s pro-rated annual cash incentive payment for the current year, except for Mr. Kumra; (iii) accelerated vesting of any outstanding unvested equity awards upon a change in control of the Company (except for outstanding PSUs which will be forfeited); and (iv) a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G. A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

(4)	Amounts include (i) the executive’s pro-rated annual cash incentive payment for the current year, except for Mr. Kumra; and (ii) accelerated vesting of all unvested equity awards. The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees.

February 24, 2009
Appendix I

CABLE DESIGN TECHNOLOGIES CORPORATION

2001 Long-Term Performance Incentive Plan

1.  Purpose. The purpose of the 2001 Long-Term Performance Incentive Plan (the “Plan”) is to advance the interests of Cable Design Technologies Corporation, a Delaware corporation (the “Company”) and its stockholders by (i) providing incentives to certain employees of the Company, directors and to certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company, including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company and (ii) to enable the Company to attract, retain and reward the best available persons for positions of responsibility.

2.  Administration. The Plan shall be administered solely by the Board of Directors (the “Board”) of the Company or, if the Board shall so designate, by a committee of the Board that shall be comprised of not fewer than two directors (the “Committee”); provided that the Committee may delegate the administration of the Plan in whole or in part, on such terms and conditions, and to such person or persons as it may determine in its discretion. References to the Committee hereunder shall include the Board where appropriate.

The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority (except as may be delegated as permitted herein) to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States and to prescribe the form of the instruments embodying Awards made under the Plan. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee (or its delegate as permitted herein) may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee (or its delegate as permitted herein) in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute. Determinations to be made by the Committee under the Plan may be made by its delegates.

3.  Participation. Participation in the Plan is limited to key employees of the Company and its subsidiaries. Consistent with the purposes of the Plan, the Committee shall have exclusive power (except as may be delegated as permitted herein) to select from the eligible group those employees who may be granted Awards under the Plan. Employees eligible for awards may be selected individually or by groups or categories, as determined by the Committee in its discretion.

4.  Awards under the Plan.

(a) Types of Awards. Awards under the Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i) “Stock Options,” (ii) “Stock Appreciation Rights,”(iii) “Restricted Stock,” (iv) “Performance Grants” and (v) any other type of Award deemed by the Committee in its discretion to be consistent with the purposes of the Plan (including, but not limited to, Awards of or options or similar rights granted with respect to unbundled stock units or components thereof, and Awards to be made to participants who are foreign nationals or are employed or performing services outside the United

States). Stock Options, which include “Nonqualified Stock Options” (which may be awarded to participants or sold at a price determined by the Committee (“Purchased Options”)) and “Incentive Stock Options” or combinations thereof, are rights to purchase common shares of the Company having a par value of $.01 per share and stock of any other class into which such shares may thereafter be changed (the “Common Shares”). Nonqualified Stock Options and Incentive Stock Options are subject to the terms, conditions and restrictions specified in Paragraph 5. Stock Appreciation Rights are rights to receive (without payment to the Company) cash, Common Shares, other Company securities (which may include, but need not be limited to, unbundled stock units or components thereof, debentures, preferred stock, warrants, securities convertible into Common Shares or other property (“Other Company Securities”)) or property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject to the terms, conditions and restrictions specified in Paragraph 6. Shares of Restricted Stock are Common Shares which are issued subject to certain restrictions pursuant to Paragraph 7. Performance Grants are contingent awards subject to the terms, conditions and restrictions described in Paragraph 8, pursuant to which the participant may become entitled to receive cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee.

(b) Maximum Number of Shares that May be Issued. There may be issued under the Plan (as Restricted Stock, in payment of Performance Grants, pursuant to the exercise of Stock Options or Stock Appreciation Rights (“SARs”), or in payment of or pursuant to the exercise of such other Awards as the Committee, in its discretion, may determine) an aggregate of not more than 5,600,000 Common Shares, subject to adjustment as provided in Paragraph 14. Of this amount, beginning in 2009, no more than 1,100,000 Common Shares shall be available for grants of awards other than Stock Options or SARs. In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase a number of shares of Common Stock, and shall not grant to any one participant Restricted Stock or Performance Grants, in excess of 400,000 shares. Common Shares issued pursuant to the Plan may be either authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof; provided, however, that, unless and until this plan is approved by the Company’s shareholders, only treasury shares shall be issued hereunder. If any Common Shares issued as Restricted Stock or otherwise subject to repurchase or forfeiture rights are reacquired by the Company pursuant to such rights, or if any Award is canceled, terminates or expires unexercised, any Common Shares that would otherwise have been issuable pursuant thereto will be available for issuance under new Awards.

(c)	Rights with respect to Common Shares and Other Securities.

(i) Unless otherwise determined by the Committee in its discretion, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant’s rights pursuant to the Plan) shall have, after issuance of a certificate for the number of Common Shares awarded and prior to the expiration of the Restricted Period (as hereinafter defined) or the earlier repurchase of such Common Shares as herein provided, ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares (provided that such Common Shares, and any new, additional or different shares, or Other Company Securities or property, or other forms of consideration which the participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the restrictions hereinafter described as determined by the Committee in its discretion), subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Plan. Notwithstanding the foregoing, a participant with whom an Award agreement is made to issue Common Shares in the future, shall have no rights as a stockholder with respect to Common Shares related to such agreement until issuance of a certificate to him.

(ii) Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant’s rights pursuant to the Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him for such Common Shares or other instrument of ownership, if any. Except as provided in Paragraph 14, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such stock certificate or other instrument of ownership, if any, is issued.

5.  Stock Options.  The Committee may grant or sell Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter; provided that an Incentive Stock Option may be granted only to an eligible employee of the Company or any parent or subsidiary corporation. Each Stock Option (referred to herein as an “Option”) granted or sold under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

(a) The option price shall not be less than the fair market value of the Common Shares subject to such Option at the time the Option is granted, as determined by the Committee, and if an incentive stock option is granted to an employee who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any parent or subsidiary (a “Ten Percent Employee”), such option price shall not be less than 110% of such fair market value at the time the Option is granted.

(b) The Committee shall determine the number of Common Shares to be subject to each Option. The number of Common Shares subject to an outstanding Option may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Option are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Appreciation Right attached to such Option, or to the extent that any other Award granted in conjunction with such Option is paid.

(c) The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution or to a participant’s family member (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto) by gift or a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended), and shall be exercisable during the grantee’s lifetime only by him. Unless the Committee determines otherwise, the Option shall not be exercisable for at least six months after the date of grant, unless the grantee ceases employment or performance of services before the expiration of such six-month period by reason of his disability as defined in Paragraph 12 or his death.

(d) The Option shall not be exercisable:

(i) in the case of any Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Option, after the expiration of ten years from the date it is granted. Any Option may be exercised during such period only at such time or times and in such installments as the Committee may establish;

(ii) unless payment in full is made for the shares being acquired thereunder at the time of exercise as set forth in paragraph (e) below; such payment shall be made in such form (including, but not limited to, cash, Common Shares, or the surrender of another outstanding Award under the Plan, or any combination thereof) as the Committee may determine in its discretion; and

(iii) unless the person exercising the Option has been, at all times during the period beginning with the date of the grant of the Option and ending on the date of such exercise, employed by or otherwise performing services for the Company, or a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Option in a transaction to which Section 424(a) of the Internal Revenue Code of 1986, as amended, or any successor statutory provision thereto (the “Code”), is applicable, except that

(A) if such person shall cease such employment or performance of services by reason of his disability as defined in Paragraph 12 or early, normal or deferred retirement under an approved retirement program of the Company (or such other plan or arrangement as may be approved by the

Committee, in its discretion, for this purpose) while holding an Option which has not expired and has not been fully exercised, such person, at any time within three years (or such period determined by the Committee) after the date he ceased such employment or performance of services (but in no event after the Option has expired), may exercise the Option with respect to any shares as to which he could have exercised the Option on the date he ceased such employment or performance of services, or with respect to such greater number of shares as determined by the Committee;

(B) if any person to whom an Option has been granted shall die holding an Option which has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year (or such other period determined by the Committee) after the date of death (but in no event after the Option has expired), exercise the Option with respect to any shares as to which the decedent could have exercised the Option at the time of his death, or with respect to such greater number of shares as determined by the Committee; or

(C) if such person shall cease employment or performance of services while holding an Option which has not expired and has not been fully exercised, the Committee may determine to allow such person at any time within the one year (or three months in the case of an Incentive Stock Option) or such other period determined by the Committee after the date he ceased such employment or performance of services (but in no event after the Option has expired), to exercise the Option with respect to any shares as to which he could have exercised the Option on the date he ceased such employment or performance of services, or with respect to such greater number of shares as determined by the Committee.

(e) Unless otherwise determined by the Committee, payment for shares being acquired under any Option shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds) or (as permitted by law) by a cashless exercise, (ii) by delivery of outstanding Common Shares with a fair market value on the date of exercise equal to the aggregate exercise price payable with respect to the Options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of shares issuable upon exercise of the Options which, when multiplied by the fair market value of a Common Shares on the date of exercise, is equal to the aggregate exercise price payable with respect to the Options so exercised or (v) by any combination of the foregoing. Options may also be exercised upon payment of the exercise price of the shares to be acquired by delivery of the optionee’s promissory note, but only to the extent specifically approved by and in accordance with the policies of the Committee.

In the event a grantee elects to pay the exercise price payable with respect to an Option pursuant to clause (ii) above, (A) only a whole number of Common Shares (and not fractional Common Shares) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such Common Shares tendered in payment of the exercise price (and that such tendered Common Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Shares must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such Common Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, of such Common Shares from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the fair market value of the Common Shares tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender Common Shares having a fair market value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an Option pursuant to clause (iv) above, (A) only a whole number of share(s) (and not fractional shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of Common Shares at least equal to the number of shares to be withheld in payment of the exercise price (and that such owned Common

Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the fair market value of the shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of shares having a fair market value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes). Any withheld shares shall no longer be issuable under such Option (except pursuant to any Reload Option (as defined below) with respect to any such withheld shares).

(f) In the case of an Incentive Stock Option, the amount of the aggregate fair market value of Common Shares (determined at the time of grant of the Option pursuant to subparagraph 5(a) of the Plan) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

(g) It is the intent of the Company that Nonqualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that the Incentive Stock Options granted under the Plan be consistent with and contain or be deemed to contain all provisions required under Section 422 and the other appropriate provisions of the Code and any implementing regulations (and any successor provisions thereof), and that any ambiguities in construction shall be interpreted in order to effectuate such intent.

(h) The Committee may provide (either at the time of grant or exercise of an Option), in its discretion, for the grant to a grantee who exercises all or any portion of an Option (“Exercised Options”) and who pays all or part of such exercise price with Common Shares, of an additional Option (a “Reload Option”) for a number of Common Shares equal to the sum (the “Reload Number”) of the number of Common Shares tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of Common Shares, if any, tendered or withheld by the grantee or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the fair market value of the Common Shares on the grant date of the Reload Option.

6.  Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

(a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights. The number of Common Shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Award of Stock Appreciation Rights are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of an Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

(b) The Award of Stock Appreciation Rights may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution or to a participant’s family member (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto) by gift or a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended), and shall be exercisable during the grantee’s lifetime only by him. Unless the Committee determines otherwise, the Award of Stock Appreciation Rights shall not be exercisable for at least six months after the date of grant, unless the grantee ceases employment or performance of services before the expiration of such six-month period by reason of his disability as defined in Paragraph 12 or his death.

(c) The Award of Stock Appreciation Rights shall not be exercisable:

(i) in the case of any Award of Stock Appreciation Rights which is attached to an Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Award of Stock Appreciation Rights, after the expiration of ten years from the date it is granted. Any Award of Stock Appreciation Rights may be exercised during such period only at such time or times and in such installments as the Committee may establish;

(ii) unless the Option or other Award to which the Award of Stock Appreciation Rights is attached is at the time exercisable; and

(iii) unless the person exercising the Award of Stock Appreciation Rights has been, at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Company, except that

(A) if such person shall cease such employment or performance of services by reason of his disability as defined in Paragraph 12 or early, normal or deferred retirement under an approved retirement program of the Company (or such other plan or arrangement as may be approved by the Committee, in its discretion, for this purpose) while holding an Award of Stock Appreciation Rights which has not expired and has not been fully exercised, such person may, at any time within three years (or such other period determined by the Committee) after the date he ceased such employment or performance of services (but in no event after the Award of Stock Appreciation Rights has expired), exercise the Award of Stock Appreciation Rights with respect to any shares as to which he could have exercised the Award of Stock Appreciation Rights on the date he ceased such employment or performance of services, or with respect to such greater number of shares as determined by the Committee; or

(B) if any person to whom an Award of Stock Appreciation Rights has been granted shall die holding an Award of Stock Appreciation Rights which has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may at any time within one year (or such other period determined by the Committee) after the date of death (but in no event after the Award of Stock Appreciation Rights has expired), exercise the Award of Stock Appreciation Rights with respect to any shares as to which the decedent could have exercised the Award of Stock Appreciation Rights at the time of his death, or with respect to such greater number of shares as determined by the Committee.

(d) An Award of Stock Appreciation Rights shall entitle the holder (or any person entitled to act under the provisions of subparagraph 6(c)(iii)(B) hereof) to exercise such Award and surrender unexercised the Option (or other Award), if any, to which the Stock Appreciation Right is attached (or any portion of such Option or other Award) to the Company and to receive from the Company in exchange thereof, without payment to the Company, that number of Common Shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the fair market value of one share, at the time of such exercise, over the exercise price (or Option Price, as the case may be), times the number of shares subject to the Award or the Option (or other Award), or portion thereof, which is so exercised or surrendered, as the case may be. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, equal to the aggregate value of the Common Shares it would otherwise be obligated to deliver. Any such election by the Committee shall be made as soon as practicable after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right. The value of a Common Share, Other Company Securities or property, or other forms of payment determined by the Committee for this purpose shall be the fair market value thereof on the last business day next preceding the date of the election to exercise the Stock Appreciation Right, unless the

Committee, in its discretion, determines otherwise. The exercise price of a Common Share subject to a Stock Appreciation Right shall not be less than the Fair Market Value of a Common Share on the grant date.

(e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or of the related Option (or other Award), or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subparagraph 6(d) hereof.

(f) No fractional shares may be delivered under this Paragraph 6, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

(g) The following shares of stock may not again be made available for issuance as awards under the Plan: (i) shares of stock not issued or delivered as a result of the net settlement of an outstanding SAR under this paragraph 6 or as a result of the net settlement of an option under paragraph 5; (ii) shares of stock used to pay the exercise price or withholding taxes related to an outstanding award; or (iii) shares of stock repurchased on the open market with the proceeds of the option exercise price.

7.  Restricted Stock.  Each Award of Restricted Stock under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish:

(a) The Committee shall determine the number of Common Shares to be issued to a participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

(b) Restricted Stock awarded to a participant in accordance with the Award shall be subject to the following restrictions until the expiration of such period as the Committee shall determine, from the date on which the Award is granted (the “Restricted Period”): (i) a participant to whom an award of Restricted Stock is made shall be issued, but shall not be entitled to the delivery of a stock certificate, (ii) unless otherwise determined by the Committee, certificates representing Restricted Stock will be held in escrow by the Company on the participant’s behalf during the Restricted Period and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power, (iii) the Restricted Stock shall not be transferable prior to the end of the Restricted Period, (iv) the Restricted Stock shall be forfeited and the stock certificate shall be returned to the Company and all rights of the holder of such Restricted Stock to such shares and as a shareholder shall terminate without further obligation on the part of the Company if the participant’s continuous employment or performance of services for the Company shall terminate for any reason prior to the end of the Restricted Period, except as otherwise provided in subparagraph 7(c), and (v) such other restrictions as determined by the Committee in its discretion.

(c) If a participant who has been in continuous employment or performance of services for the Company since the date on which a Restricted Stock Award was granted to him shall, while in such employment or performance of services, die, or terminate such employment or performance of services by reason of disability as defined in Paragraph 12 or by reason of early, normal or deferred retirement under an approved retirement program of the Company (or such other plan or arrangement as may be approved by the Committee in its discretion, for this purpose) and any of such events shall occur after the date on which the Award was granted to him and prior to the end of the Restricted Period of such Award, the Committee may determine to cancel any and all restrictions on any or all of the Common Shares subject to such Award.

8.  Performance Grant.  The Award of the Performance Grant (“Performance Grant”) to a participant will entitle him to receive a specified amount determined by the Committee (the “Actual Value”), if the terms and conditions specified herein and in the Award are satisfied. Each Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an instrument in such form and substance as is determined by the Committee:

(a) The Committee shall determine the value or range of values of a Performance Grant to be awarded to each participant selected for an Award and whether or not such a Performance Grant is granted in conjunction with an Award of Options, Stock Appreciation Rights, Restricted Stock or other Award, or any combination thereof, under the Plan (which may include, but need not be limited to, deferred Awards) concurrently or subsequently granted to the participant (the “Associated Award”). As determined by the Committee, the maximum value of each Performance Grant (the “Maximum Value”) shall be: (i) an amount fixed by the Committee at the time the Award is made, (ii) an amount which varies from time to time based in whole or in part on the then current value of the Common Shares, Other Company Securities or property, or other securities or property, or any combination thereof, or (iii) an amount that is determinable from pre-established business criteria established by the Committee pursuant to Section 8(b) hereof, provided, however, that in no event shall the Maximum Value for a participant exceed $5 million per year. In the case of a Performance Grant awarded in conjunction with an Associated Award, the Performance Grant may be reduced on an appropriate basis to the extent that the Associated Award has been exercised, paid to or otherwise received by the participant, as determined by the Committee.

(b) The award period (“Award Period”) related to any Performance Grant shall be a period determined by the Committee. At the time each Award is made, the Committee shall establish performance objectives to be attained within the Award Period as the means of determining the Actual Value of such a Performance Grant. The performance objectives shall be based on such measure or measures of performance, which may include, but need not be limited to, the performance of the participant, the Company, one or more of its subsidiaries or one or more of their divisions or units, or any combination of the foregoing, as the Committee shall determine, and may be applied on an absolute basis or be relative to industry or other indices, or any combination thereof. The Actual Value of a Performance Grant shall be equal to its Maximum Value only if the performance objectives are attained in full, but the Committee shall specify the manner in which the Actual Value of Performance Grants shall be determined if the performance objectives are met in part. Such performance measures, the Actual Value or the Maximum Value, or any combination thereof, may be adjusted in any manner by the Committee in its discretion at any time and from time to time during or as soon as practicable after the Award Period, if it determines that such performance measures, the Actual Value or the Maximum Value, or any combination thereof, are not appropriate under the circumstances.

Notwithstanding anything to the contrary contained in this Section 8, for the CEO and the other most highly paid officers of the Company and its subsidiaries who are “covered employees” as defined in Section 162(m) of the Internal Revenue Code (“Highly Compensated Participants”), payment of any amount in respect of Performance Grant Awards shall be based solely on the attainment of performance goals (i.e. performance objectives), which performance goals (including their measures and weights) shall be established annually by the Committee. Performance criteria used by the Committee to establish performance goals for Performance Grant Awards granted to Highly Compensated Participants shall include one or any combination of the following, which may be measured on either a relative or absolute basis with respect to the Company or one or more of its subsidiaries or business units:

(i) return on equity, assets, capital or investment;

(ii)	measures of profitability, including operating income, net income from continuing operations, net income, or pre-tax or after-tax earnings per share;

(iii) the control or reduction in the level of working capital;

(iv) economic value added;

(v) revenues or sales;

(vi) EBITDA;

(vii) EBITDA margin;

(viii) operating margin;

(ix) cash flow or similar measure;

(x) total shareholder return;

(xi) change in the market price of the Common Stock; or

(xii) market share.

The performance goals established by the Committee for each Performance Grant Award granted to Highly Compensated Participants will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). For Performance Grant Awards to Highly Compensated Participants, the Committee shall determine whether the performance goals have been met. For any such Award, the Committee may provide in the original terms of the Award that any determination of such performance may include or exclude the impact of the occurrence of one or more of the following events during the performance period:

(i) asset write-downs;

(ii) gain or loss on the sale or disposal of businesses or significant assets;

(iii)	the effect of changes in tax laws, accounting principles or policies, or other laws or provisions affecting reported results; reorganization or restructuring programs;

(iv)	extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in the MD&A of the Company’s quarterly reports or annual report to shareholders;

(v) the effect of acquisitions, mergers, joint ventures or divestitures;

(vi) plant start-up costs; costs associated with plant or other facility shutdowns; and

(vii) stock compensation expenses;

(viii) or costs associated with executive succession (including severance).

The performance goals established by the Committee may be (but need not be) different for each performance period and different performance goals may be applicable for Awards to different Highly Compensated Participants in the same performance period. Payment shall be made with respect to a Performance Grant Award to a Highly Compensated Participant only after the attainment of the applicable performance goals has been certified in writing by the Committee. The Committee may, at its sole discretion, reduce the amount otherwise payable under the original terms of an outstanding Award of Performance Grants to a Highly Compensated Participant, but shall have no discretion to increase the amount otherwise payable.

(c) The rights of a participant in Performance Grants awarded to him shall be provisional and may be canceled or paid in whole or in part, all as determined by the Committee, if the participant’s continuous employment or performance of services for the Company shall terminate for any reason prior to the end of the Award Period.

(d) The Committee shall determine whether the conditions of subparagraph 8(b) or 8(c) hereof have been met and, if so, shall ascertain the Actual Value of the Performance Grants. If the Performance Grants have no Actual Value, the Award and such Performance Grants shall be deemed to have been canceled and the Associated Award, if any, may be canceled or permitted to continue in effect in accordance with its terms. If the Performance Grants have any Actual Value and:

(i) were not awarded in conjunction with an Associated Award, the Committee shall cause an amount equal to the Actual Value of the Performance Grants earned by the participant to be paid to him or his beneficiary as provided below; or

(ii) were awarded in conjunction with an Associated Award, the Committee shall determine, in accordance with criteria specified by the Committee (A) to cancel the Performance Grants, in which event no amount in respect thereof shall be paid to the participant or his beneficiary, and the Associated Award may be permitted to continue in effect in accordance with its terms, (B) to pay the Actual Value of the Performance Grants to the participant or his beneficiary as provided below, in which event the Associated Award may be canceled or (C) to pay to the participant or his beneficiary as provided below, the Actual Value of only a portion of the Performance Grants, in which event all or a portion of the Associated Award may be permitted to continue in effect in accordance with its terms or be canceled, as determined by the Committee.

Such determination by the Committee shall be made as promptly as practicable following the end of the Award Period or upon the earlier termination of employment or performance of services, or at such other time or times as the Committee shall determine, and shall be made pursuant to criteria specified by the Committee.

Payment of any amount in respect of the Performance Grants which the Committee determines to pay as provided above shall be made by the Company as promptly as practicable after the end of the Award Period or at such other time or times as the Committee shall determine, and may be made in cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof or in such other manner, as determined by the Committee in its discretion. Notwithstanding anything in this Paragraph 8 to the contrary, the Committee may, in its discretion, determine and pay out the Actual Value of the Performance Grants at any time during the Award Period.

9.  Deferral of Compensation. The Committee shall determine whether or not an Award shall be made in conjunction with deferral of the participant’s salary, bonus or other compensation, or any combination thereof, and whether or not such deferred amounts may be

(i) forfeited to the Company or to other participants or any combination thereof, under certain circumstances (which may include, but need not be limited to, certain types of termination of employment or performance of services for the Company),

(ii) subject to increase or decrease in value based upon the attainment of or failure to attain, respectively, certain performance measures and/or

(iii) credited with income equivalents (which may include, but need not be limited to, interest, dividends or other rates of return) until the date or dates of payment of the Award, if any.

10.  Deferred Payment of Awards. The Committee may specify that the payment of all or any portion of cash, Common Shares, Other Company Securities or property, or any other form of payment, or any combination thereof, under an Award shall be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms, as the Committee shall determine in its discretion. Deferred payments of Awards may be made by undertaking to make payment in the future based upon the performance of certain investment equivalents (which may include, but need not be limited to, government securities, Common Shares, other securities, property or consideration, or any combination thereof), together with such additional amounts of income equivalents (which may be compounded and may include, but need not be limited to, interest, dividends or other rates of return or any combination thereof) as may accrue thereon until the date or dates of payment, such investment equivalents and such additional amounts of income equivalents to be determined by the Committee in its discretion.

11.  Amendment or Substitution of Awards under the Plan. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder); provided that no such amendment shall adversely affect in a material manner any right of a participant under the Award without his written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a substantial effect on the performance of the Company, or any subsidiary, affiliate, division or department thereof, on the Plan or on any Award under the Plan. Notwithstanding any contrary provision, without approval of shareholders, the Committee may not reprice Options or SARS, or permit holders of Awards to surrender outstanding Awards in exchange for the grant of new Awards under the Plan.

12.  Disability. For the purposes of this Plan, a participant shall be deemed to have terminated his employment or performance of services for the Company and its Affiliates by reason of disability, if the Committee shall determine that the physical or mental condition of the participant by reason of which such employment or performance of services terminated was such at that time as would entitle him to payment of monthly disability benefits under any Company disability plan. If the participant is not eligible for benefits under any disability plan of the Company, he shall be deemed to have terminated such employment or performance of services by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under any Company disability plan if he were eligible therefore.

13.  Termination of a Participant. For all purposes under the Plan, the Committee shall determine whether a participant has terminated employment with, or the performance of services for, the Company.

14.  Dilution and Other Adjustments. In the event of any change in the outstanding Common Shares of the Company by reason of any stock split, dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of any Award (including, without limitation, the number and type of consideration subject to any Award), maximum number of awards to any one participant, or the number of Common Shares available for Awards, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Plan.

In the event of the proposed dissolution or liquidation of the Company, all outstanding Awards shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all restrictions on any outstanding Awards shall lapse and participants shall be entitled to the full benefit of all such Awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Committee.

15.  Designation of Beneficiary by Participant. A participant may name a beneficiary to receive any payment to which he may be entitled in respect of any Award under the Plan in the event of his death, on a written form to be provided by and filed with the Committee, and in a manner determined by the Committee in its discretion. The Committee reserves the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Plan (to the extent it is valid and enforceable under applicable law) shall be controlling over any other disposition, testamentary or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such a participant’s beneficiary, such payment will be made to the legal representatives of the participant’s estate, and the term “beneficiary” as used in the Plan shall be deemed to include such person or persons. If there are any questions as to the legal right of any beneficiary to receive a distribution under the Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof, will have no further liability to anyone with respect to such amount.

16.  Financial Assistance. If the Committee determines that such action is advisable, the Company may assist any person to whom an Award has been granted in obtaining financing from the Company (or under any program of the Company approved pursuant to applicable law), or from a bank or other third party, on such terms as are determined by the Committee, and in such amount as is required to accomplish the purposes of the Plan, including, but not limited to, to permit the exercise of an Award, the participation therein, and/or the payment of any taxes in respect thereof. Such assistance may take any form that the Committee deems appropriate, including, but not limited to, a direct loan from the Company, a guarantee of the obligation by the Company, or the maintenance by the Company of deposits with such bank or third party.

17.  Miscellaneous Provisions.

(a) No employee or other person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company, and the right to terminate the employment of or performance of services by any participants at any time and for any reason is specifically reserved.

(b) No participant or other person shall have any right with respect to the Plan, the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

(c) Except as may be approved by the Committee, a participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that any Option or similar right (including, but not limited to, a Stock Appreciation Right) offered pursuant to the Plan shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the participant’s lifetime only by him.

(d) No Common Shares, Other Company Securities or property, other securities or property, or other forms of payment shall be issued hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

(e) The Company shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, owned by such person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value on the date that the amount of tax to be withheld is determined equal to the amount of such taxes). Any election that a participant makes shall be irrevocable.

(f) The expenses of the Plan shall be borne by the Company.

(g) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

(h) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

(i) Fair market value in relation to Common Shares, Other Company Securities or property, other securities or property or other forms of payment of Awards under the Plan, or any combination thereof, as of any specific time shall mean such value as determined by the Committee in accordance with applicable law.

(j) The masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

(k) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards hereunder of any Common Shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act (or any successor provision) or any other applicable statute, rule or regulation.

(l) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

18.  Amendment and Termination of the Plan. The Board of Directors or the Committee, without the approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code, under the provisions of Section 422 of the Code or any successor thereto or by any listing requirements of the principal stock exchange on which the Common Stock is then listed.

19.  Plan Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Board terminating the Plan; or

(b) ten years from the date the Plan is initially approved and adopted by the stockholders of the Company; provided, however, that the Board may, prior to the expiration of such ten-year period, extend the term of the Plan for an additional period of up to five years for the grant of Awards other than Incentive Stock Options. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Paragraph 11.

*** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials Meeting Information Meeting Type: Annual BELDEN INC. For holders as of: 03/25/09 Date: 05/20/09 Time: 11:00 A.M., CDT Location: Saint Louis Club, Pierre Laclede Center The Lewis & Clark Room, 16th Floor 7701 Forsyth Blvd. St. Louis, MO 63105 For Meeting Directions Please Call: 314-854-8031 You are receiving this communication because you hold shares in the company named above. BELDEN INC. This is not a ballot. You cannot use this notice to vote 7733 FORSYTH BLVD., SUITE 800 these shares. This communication presents only an ST. LOUIS, MO 63105 overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain M12004 proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BYTELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 05/06/09. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available M12005 and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items The Board of Directors recommends a vote “FOR” the following Proposals. 1. To elect ten directors, each for a term of one year. (01) David Aldrich, (02) Lorne D. Bain, (03) Lance C. Balk, (04) Judy L. Brown, (05) Bryan C. Cressey, (06) Glenn Kalnasy, (07) Mary S. McLeod, (08) John M. Monter, (09) Bernard G. Rethore, (10) John S. Stroup 2. To authorize an additional 2,200,000 shares for the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan and approve other Plan amendments described in the Proxy Statement. M12006

M12007

Instructions for Voting Your Proxy Belden Inc. encourages you to take advantage of a cost-effective, convenient way to vote the shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 11:59 p.m. Eastern Time on BELDEN INC. May 19, 2009, and authorizes the proxies named on the proxy card on the reverse side to vote these shares in the same manner as if you marked, signed 7733 FORSYTH BLVD., SUITE 800 and ret urned your proxy card. If you vote by telephone or Internet, do not ST. LOUIS, MO 63105 return your proxy card by mail. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Belden Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11988 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BELDEN INC. For Withhold For All nominee(s), mark “For All Except” and write the To withhold authority to vote for any individual All All Except number(s) of the nominee(s) on the line below. The Board of Directors recommends a vote “FOR” the following Proposals. 0 0 0 1. To elect ten directors, each for a term of one year. (01) David Aldrich, (02) Lorne D. Bain, (03) Lance C. Balk, (04) Judy L. Brown, (05) Bryan C. Cressey, (06) Glenn Kalnasy, (07) Mary S. McLeod, (08) John M. Monter, (09) Bernard G. Rethore, (10) John S. Stroup For Against Abstain 2. To authorize an additional 2,200,000 shares for the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan and approve 0 0 0 other Plan amendments described in the Proxy Statement. In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting. (Please sign exactly as name appears on your proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Yes No Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M11989 PROXY BELDEN INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2009 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Belden Inc. appoints Kevin L. Bloomfield and Christopher E. Allen, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 20, 2009, beginning at 11:00 a.m., local time, at the Lewis & Clark Room, 16th Floor, the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and at any adjournments or postponements t hereof, as directed, on the matter set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies. Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED “FOR” THE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. To participants in the Belden UK Employee Share Ownership Plan (the “UK Plan”): The number of shares shown on the reverse side includes shares credited to the accounts of participants in the UK Plan. This proxy card therefore will constitute voting instructions not only for shares held directly by participants outside the UK Plan but also for shares held indirectly by participants in the UK Plan. If you own shares through the UK Plan and do not vote, the trustee of the Plan will not be able to vot e these shares because the terms of the UK Plan bar the trustee from voting uninstructed shares. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2009, and the Annual Report to Stockholders for the year ending December 31, 2008. SEE REVERSE SIDE